Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Sprint LLC,

Sprint Communications LLC

and

Cogent Infrastructure, Inc.

Dated as of September 6, 2022

4.13	Insurance	38

4.14	Compliance with Laws; Permits	39

4.15	Litigation	40

4.16	Financial Statements	41

4.17	No Undisclosed Liabilities	41

4.18	Absence of Changes	41

4.19	Related Party Transactions	41

4.20	No Brokers	42

4.21	Material Customers and Vendors	42

4.22	Exclusivity of Representations	42

ARTICLE 5 BUYER REPRESENTATIONS AND WARRANTIES		43

5.1	Organization	43

5.2	Authorization	43

5.3	No Conflicts	43

5.4	Litigation	44

5.5	Securities Laws	44

5.6	Sufficiency of Funds	44

5.7	Solvency	44

5.8	Projections and Other Information; Non-Reliance	45

5.9	Brokers	45

5.10	Exclusivity of Representations	46

ARTICLE 6 COVENANTS		46

6.1	Company Conduct of Business	46

6.2	Pre-Closing Restructuring Transactions; Further Assurances	49

6.3	Tax Matters	51

6.4	Confidentiality	55

6.5	Access	56

6.6	Announcements	57

6.7	Consents; Regulatory Approvals	57

6.8	Employee Matters	59

6.9	No Solicitation	61

6.10	D&O Indemnification and Insurance	62

6.11	Provision of Financial Information	63

6.12	Consent Solicitation; Release of Company Debt	64

6.13	Certain Related Party Agreements	65

6.14	Data Room	65

6.15	Fulfillment of Conditions	65

ARTICLE 7 COMPANY AND SELLER CLOSING CONDITIONS		66

7.1	Buyer Representations and Covenants	66

7.2	Proceedings	66

7.3	Regulatory Approvals	66

7.4	Consents	66

7.5	Pre-Closing Restructuring Transactions	67

7.6	Deliveries	67

7.7	Frustration of Closing Conditions	67

ARTICLE 8 BUYER CLOSING CONDITIONS		67

8.1	Seller Representations and Covenants	67

8.2	Company Representations and Covenants	67

8.3	Proceedings	68

8.4	Regulatory Approvals	68

8.5	Consents	68

8.6	Pre-Closing Restructuring Transactions	68

8.7	No Material Adverse Effect	68

8.8	Deliveries	68

8.9	Frustration of Closing Conditions	68

ARTICLE 9 CLOSING DELIVERIES		69

9.1	Seller and Company Documents	69

9.2	Buyer Documents	70

ARTICLE 10 TERMINATION AND REMEDIES		70

10.1	Termination	70

10.2	Cure Period	71

10.3	Effect of Termination	72

ARTICLE 11 SURVIVAL; INDEMNIFICATION		72

11.1	Survival	72

11.2	Indemnification	73

11.3	Limitations on Indemnification	73

11.4	Procedures	75

11.5	Tax Treatment	77

ARTICLE 12 MISCELLANEOUS		77

12.1	Expenses	77

12.2	Neutral Construction	77

12.3	Assignment; No Beneficiaries	77

12.4	Notices	78

12.5	Amendments; Waivers	79

12.6	Entire Agreement	80

12.7	Severability	80

12.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	80

12.9	Counterparts; Delivery by Email	81

12.10	Interpretation	81

12.11	Non-Recourse	82

12.12	Legal Representation	82

12.13	Enforcement of Agreement	83

EXHIBITS

Exhibit A	Pre-Closing Restructuring Transactions
Exhibit B	Accounting Principles
Exhibit C	Regulatory Approvals
Exhibit D	Form of Membership Interest Assignment Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of IP License Agreement
Exhibit G	Form of Commercial Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of September 6, 2022 by and among Sprint Communications LLC, a Kansas limited liability company (“Sprint Communications”), Sprint LLC, a Delaware limited liability company (“Seller”), and Cogent Infrastructure, Inc., a Delaware corporation (“Buyer”).

RECITALS

A. Seller owns all of the issued and outstanding membership interests in Sprint Communications.

B. Prior to the Closing Date and as part of the restructuring transactions set forth on Exhibit A (the “Pre-Closing Restructuring Transactions”), Sprint Communications (i) shall migrate to and convert to a Delaware limited liability company by adopting a plan of conversion and filing the certificates of conversion attached thereto with the applicable secretaries of State, and taking other appropriate actions in connection therewith, and (ii) as promptly as practicable thereafter (and in any event prior to the Closing Date), shall divide into two (2) separate limited liability companies by undertaking a division in accordance with Section 18-217 of the Delaware Limited Liability Company Act and a plan of division and filing the certificate of division attached thereto with the Secretary of State of the State of Delaware (the “Divisive Merger”), and taking other appropriate actions in connection therewith, the result of which shall be (x) a new Delaware limited liability company that will hold Sprint Communications’ assets and liabilities relating to the Business (and certain assets and liabilities applicable to both the Business and Wireless Business) (the “Company”) and (y) the continuation of Sprint Communications as a Delaware limited liability company that will hold Sprint Communications’ assets and liabilities not related to the Business (and certain assets and liabilities applicable to both the Business and Wireless Business) (the “Excluded Entity”). For purposes of this Agreement, except as otherwise provided herein, references to the Company shall include Sprint Communications for time periods prior to completion of the Pre-Closing Restructuring Transactions.

C. After giving effect to the Pre-Closing Restructuring Transactions, Seller will own all of the issued and outstanding membership interests of the Company (such membership interests of the Company, the “Membership Interests”).

D. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, transfer, convey, assign and deliver the Membership Interests to Buyer at the Closing, and Buyer desires to purchase and accept the Membership Interests from Seller at the Closing.

E. In order to induce Seller and Sprint Communications to enter into this Agreement, simultaneously with the execution of this Agreement, Cogent Communications Holdings, Inc. (the “Guarantor”) has delivered to Seller a guaranty (the “Guaranty”), pursuant to which the Guarantor has agreed to guarantee the obligations of Buyer hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounting Principles” means the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, judgments, principles, techniques and estimation methodologies used in the preparation of Exhibit B, it being understood that each of the line items set forth on Exhibit B (was for purposes of preparing Exhibit B and) shall for the purpose of determining the Estimated Purchase Price Components and the Final Purchase Price components each, individually, be calculated consistent with GAAP; provided, however, that (a) Closing Indebtedness and Closing Unpaid Transaction Expenses (and Estimated Closing Indebtedness and Estimated Closing Unpaid Transaction Expenses) will be increased, if necessary, to fully reflect any applicable invoices or payoff letters delivered to the Company at or prior to Closing after the Company’s delivery of the Preliminary Report; provided, that Buyer may waive any such adjustments (and the impact of such adjustments on the Estimated Purchase Price) prior to Closing (which waivers will not impact the ultimate calculation of the Closing Indebtedness, Closing Unpaid Transaction Expenses and Purchase Price) and (b) (i) Closing Cash shall be deemed to be reduced by the amounts of cash or cash equivalents used by the Company after the Reference Time and prior to the Closing to (x) pay or otherwise satisfy any amount that would otherwise be included in the calculation of Closing Indebtedness or Closing Unpaid Transaction Expenses, (y) make any distribution to any equityholder of the Company or (z) make any other payment to any Related Party in such capacity and (ii) no Estimated Purchase Price Component or Final Purchase Price component shall take into account any payment of Indebtedness or any amount that would otherwise be included in the calculation of Closing Unpaid Transaction Expenses after the Reference Time and prior to the Closing or any purchase accounting adjustments relating to the transactions contemplated by this Agreement that are otherwise inconsistent with this definition of “Accounting Principles.”

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means, collectively, the Seller Ancillary Documents, the Company Ancillary Documents and the Buyer Ancillary Documents and, for the avoidance of doubt, including the Guaranty, the Transition Services Agreement, the IP License Agreement and the Commercial Services Agreement.

“Business” means the U.S. long-haul fiber network (including the non-U.S. extensions thereof) of Company and its Subsidiaries, taken as a whole, providing IP and other connectivity services to wholesale and enterprise customers. For the avoidance of doubt, the definition of “Business” shall not include any component of the Wireless Business.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in the City of New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, and any rules, regulations or guidance promulgated thereunder, or published with respect thereto, by any Governmental Authority.

“Closing Cash” means, as of the Reference Time, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, as determined in conformity with the Accounting Principles; provided, that Closing Cash (a) will exclude (i) the aggregate balance of all outstanding but uncleared drafts, outbound wire transfers or checks issued by the Company or any of its Subsidiaries and (ii) Restricted Cash and (b) will include the aggregate balance of all received but uncleared drafts, checks and wire transfers for the benefit of the Company or any of its Subsidiaries.

“Closing Indebtedness” means, as of the Reference Time, the aggregate amount of Indebtedness of the Company and its Subsidiaries.

“Closing Net Working Capital” means, as of the Reference Time, (a) the aggregate amount of the current assets (excluding Closing Cash and Tax refunds, but including Restricted Cash, and including or excluding the other items specified on Exhibit B) of the Company and its Subsidiaries, on a consolidated basis, minus (b) the aggregate amount of the current liabilities (excluding short-term operating leases and any reserves for contingent, uncertain or contested Taxes, and including or excluding the other items specified on Exhibit B) of the Company and its Subsidiaries, on a consolidated basis, in each case (clauses (a) and (b)), in each case, (x) calculated in accordance with, the Accounting Principles and (y) without giving effect to the consummation of the transactions contemplated hereby. For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in the calculation of Closing Cash, Closing Indebtedness or Closing Unpaid Transaction Expenses.

“Closing Net Working Capital Target” means $0.00.

“Closing Unpaid Transaction Expenses” means, as of the Reference Time, the aggregate amount of (a) unpaid fees, costs and expenses and other similar amounts incurred by, charged to, payable by or subject to reimbursement by the Company or any of its Subsidiaries in connection with the preparation, negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby, (b) any unpaid transaction, change in control, stay, retention or similar bonuses payable to any Company Employees or Company Independent Contractors as a result of the consummation of the transactions contemplated hereby, in each case, whether payable on or after the Closing, including the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such bonuses (excluding, for the avoidance of doubt, any amounts payable with respect to an agreement or arrangement entered into between Buyer and any Company Employees or Company Independent Contractors), (c) fifty percent (50%) of (i) the filing and other similar fees payable in connection with any filings or submissions in connection with the Regulatory Approvals, and (ii) the D&O Tail Policy, and (d) Transfer Taxes for which Seller is responsible pursuant to Section 6.3(f). For the avoidance of doubt, the Closing Unpaid Transaction Expenses shall be calculated without duplication of any amounts to the extent included in the calculation of Closing Net Working Capital or the Closing Date Indebtedness.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended, and the FCC’s rules and regulations, policies and published decisions thereunder, each as in effect from time to time.

“Company Contract” means any Contract to which the Company and/or any of its Subsidiaries is a party or by which the assets, rights or properties of the Company and/or any of its Subsidiaries is bound, including any Real Property Lease or employment or services agreement with a Company Employee or a Company Independent Contractor.

“Company Employee” means any employee who is set forth under the heading “Company Employees” on Schedule 1.01(a), which shall be updated by Seller from time to time prior to the Closing, including as of the Closing Date, to add or remove employees hired or terminated by Seller or any of its Affiliates to the extent permitted by Section 6.1(d)(i) or with Buyer’s consent or to remove employees who otherwise do not remain employed by the Company or any of its Subsidiaries as of such time.

“Company Independent Contractor” means each consultant and independent contractor who is actively performing services for the Business and who is set forth under the heading “Company Independent Contractors” on Schedule 1.01(b), which shall be updated by Seller from time to time prior to the Closing, including as of the Closing Date, to add or remove consultants and independent contractors hired or terminated by Seller or any of its Affiliates to the extent permitted by Section 6.1(d)(i) or with Buyer’s consent or to remove consultants and independent contractors who otherwise do not remain employed by the Company or any of its Subsidiaries as of such time.

“Company Indentures” means, collectively, (a) that certain Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (b) that certain Indenture, dated as of April 9, 2020, by and among T-Mobile USA, Inc., T-Mobile US, Inc. and Deutsche Bank Trust Company Americas, as trustee, (c) that certain Indenture, dated as of October 1, 1998, by and among Sprint Capital Corporation, Sprint Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, (d) that certain Indenture, dated as of November 20, 2006, by and between Sprint Nextel Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, (e) that certain Indenture, dated as of September 11, 2013, by and between Sprint Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, and (f) that certain Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and Deutsche Bank Trust Company Americas, as trustee and securities intermediary, in each case of clauses (a) through (f), together with any amendments, restatements, supplements or other modifications thereto or designations thereunder from time to time and to the extent then in effect.

“Company Intellectual Property” means all Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to the Company or any of its Subsidiaries and all Intellectual Property licensed pursuant to the IP License Agreement.

“Company Notes” means, collectively, each series of debt securities issued and outstanding under the Company Indentures.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, excluding Intellectual Property licensed pursuant to the IP License Agreement.

“Company Plan” means each Employee Plan sponsored or maintained by the Company or any of its Subsidiaries and identified as a Company Plan on Schedule 4.12(a).

“Company’s Knowledge” means the actual knowledge (after reasonable inquiry) of Gregory O’Connor, Mark Harris, Joseph Meyer, Jeff Danielson and Dirk Mosa.

“Contract” means any contract, subcontract, agreement, lease, sublease, license, instrument, note or commitment, obligation or undertaking of any kind, whether oral or in writing.

“Copyright Act” means the Copyright Act of 1976, as amended, and the published rules and regulations and decisions of the United States Copyright Office thereunder, as in effect from time to time.

“Copyright Office” means the United States Copyright Office.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) all retirement, health or welfare benefit, post-termination or post-retirement health or welfare benefit, employment, bonus or incentive, commission, equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance pay, vacation, sick leave and employee fringe benefit plans, programs, policies, arrangements and agreements and all other employee benefit or compensation plans, programs, policies, arrangements or agreements, in each case, whether written or unwritten, whether funded or unfunded and whether or not subject to ERISA, excluding employment agreements providing for statutory notice or statutory severance or for contractual notice of no longer than six (6) months.

“Environmental Law” means any Law relating to human health or safety (to the extent related to exposure to or management of Hazardous Materials), pollution, the environment or natural resources, including, without limitation and by way of example only, the Comprehensive Environmental Response, Compensation and liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the National Historic Preservation Act, 54 U.S.C. §300101 et seq.; the Endangered Species Act, 16 U.S.C. §1531, et seq.; and the Clean Water Act, 33 U.S.C. §§ 1251 et seq., and equivalent state and local Laws.

“Equity Interests” shall mean, with respect to any Person, any (a) capital stock of, or other ownership, membership, partnership, joint venture or other equity interest or similar participation in, such Person or that confers the right to receive a share of the profits and/or losses of, or distribution of assets of, such Person and (b) any Indebtedness, securities, options (whether or not currently exercisable), warrants, calls, subscriptions, commitments, contracts, restricted stock, profits interests, rights to vote, purchase or subscribe, convertible securities, rights of first refusal or first offer or other rights or entitlements of any nature whatsoever relating to any securities referred to in clause (a) of this definition or that are convertible into, or are exercisable or exchangeable for, or that give any Person any right or entitlement to acquire any securities referred to in clause (a) of this definition, in all cases, whether vested or unvested and whether or not currently exercisable, including any contingent value rights or “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“FCC” means the Federal Communications Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of any date of determination.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any federal, state, tribal, provincial, local or other government or legislative, executive or regulatory authority or political subdivision thereof (in each case, whether or not in the United States), including any court, department, commission, board, agency, bureau, legislative body, instrumentality, official or other regulatory, administrative, judicial or franchising authority thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Materials” means any pollutant, contaminant, material, waste or substance regulated, classified or defined as “hazardous,” or a “hazardous waste,” hazardous substance,” hazardous material,” “restricted hazardous waste,” “industrial waste,” “special waste,” “toxic material,” “toxic waste,” or “toxic substance,” under any Environmental Law, including flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyflouroalkyl substances, petroleum and petroleum by-products and derivatives, and methane.

“Indebtedness” means, without duplication, as of any time, (a) all obligations of the Company and its Subsidiaries for borrowed money, (b) all other obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments or other debt securities, (c) all obligations of the Company and its Subsidiaries upon which interest charges are customarily paid (other than current trade payables incurred in the ordinary course of business and included in Closing Net Working Capital), (d) all obligations of the Company and its Subsidiaries incurred or assumed as the deferred or contingent purchase price of property, assets, securities or services (including any earnout, seller notes or similar payments but excluding current trade payables incurred in the ordinary course of business and included in Closing Net Working Capital), in each case, including the current portion of such obligation, (e) all obligations of the Company and its Subsidiaries under interest rate, currency or commodity derivatives, swaps, forward contracts, caps, collars, hedging transactions or other similar protection arrangements (valued at the termination cost thereof), (f) all obligations in respect of letters of credit, bankers’ acceptances, or performance or surety bonds issued for the account of the Company and its Subsidiaries (to the extent drawn and unpaid), (g) all leases required to be characterized as capital or finance leases in accordance with GAAP (but not operating leases), (h) all obligations of the Company and its Subsidiaries in respect of any indebtedness secured by a Lien (other than a Permitted Lien) on the assets or properties of the Company and/or any of its Subsidiaries, (i) all obligations of or amounts owed by the Company and/or any of its Subsidiaries to any Related Party (excluding, in the case of employees of the Company or its Subsidiaries, salary, wages or bonuses that are incurred in the ordinary course of business and included in Closing Net Working Capital) and any declared but unpaid dividends or distributions, (j) to the extent not included in Closing Net Working Capital, all obligations of the Company and its Subsidiaries for accrued vacation, paid time-off, severance, bonuses and commissions, including, with respect to severance and bonus obligations, the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such obligations, (k) to the extent not included in Closing Net Working Capital or Closing Unpaid Transaction Expenses, all unfunded obligations or liabilities of the Company and its Subsidiaries in respect of any Company Plan that is a defined benefit pension, retiree medical, deferred compensation or similar plan, (l) all unpaid obligations of the Company and its Subsidiaries for deferred payments of “applicable employment taxes” pursuant to Section 2302 of the CARES Act or similar Laws and (m) all obligations of the Company and its Subsidiaries in respect of guaranties, sureties and arrangements having the economic effect of a guaranty of all or any part of the obligations described in the foregoing clauses (a) to (l) of another Person, in each case of the foregoing clauses (a) to (m), including the aggregate principal amount thereof, any accrued interest and unpaid interest thereon and any applicable pre-payment charges, penalties, premiums, termination fees, breakage costs, make-whole fees or other fees and expenses with respect to such obligations, and excluding any obligation that is due to the Company or any of its Subsidiaries.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect), whether registered or unregistered: (a) all United States, international, and foreign: (i) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all mask works, copyrights, copyrightable works, works of authorship and all other rights corresponding thereto (including moral rights), throughout the world; (iv) all rights in domain names and other Internet addresses or identifiers and applications and registrations therefor, and contract rights therein; (v) all trade names, logos, trademarks and service marks, trade dress and other source identifiers, and all goodwill associated therewith throughout the world; (vi) rights of publicity and personality; and (vii) any similar, corresponding, or equivalent rights to any of the foregoing in items (i) through (vi) above, anywhere in the world; and (b) any and all of the following: computer software and code (in any form and in any medium), including software and firmware listings, libraries, modules, scripts, websites, content, source code, regardless of the media on which any of the foregoing is created.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by the Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the Business.

“Law” means any applicable law, statute, rulings, ordinance, code, rule, regulation, principle of common law, order or decree of a Governmental Authority.

“Leased Real Property” means any real property that is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries.

“Lien” means any lien, mortgage, pledge, hypothecation, deed of trust, collateral assignment, charge, encroachment, easement, option, right of first refusal or offer, servitude, restriction on transfer, security interest, encumbrance or other similar encumbrances or restrictions (including any conditional sale or other title retention agreement).

“Material Adverse Effect” means any event, development, fact, occurrence, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with any other Effect, has a material adverse effect on (i) the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of Seller or the Company to perform their respective obligations hereunder or to consummate the transactions contemplated hereby (including, for the avoidance of doubt, any performance obligations of Seller post-Closing), except that, solely in the case of the foregoing clause (i), any such Effect to the extent arising out of, resulting from or attributable to any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any Effect in conditions affecting the economy generally, including changes in credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city, region or country in which the Company and/or any of its Subsidiaries conducts business, (b) any Effect in conditions generally affecting the industry in which the Company and its Subsidiaries operate (but excluding, for the avoidance of doubt, the Wireless Business), (c) the execution and delivery of this Agreement, the permitted announcement or pendency of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the identity of Buyer or its Affiliates, the compliance with the terms and conditions of this Agreement or the taking or omission of any action expressly required by this Agreement or expressly requested or consented to by Buyer (provided that the exception set forth in this clause (c) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the announcement or pendency of this Agreement or the transactions contemplated hereby, or any condition as it relates to any such representation or warranty), (d) any earthquakes, hurricanes, tornadoes, natural disasters, diseases (including COVID-19, any variants or subvariants thereof or any other pandemic or epidemic) or global, national or Effects on regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway, (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that, unless the subject of a separate exclusion in this definition, the facts and circumstances giving rise to such failure may be taken into account to determine whether a Material Adverse Effect has occurred), or (f) changes in Law, regulations or GAAP or the interpretation thereof; provided that any Effect arising out of, or resulting from or attributable to any events described in the foregoing clauses (a), (b), (d) and (f) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (but excluding, for the avoidance of doubt, the Wireless Business).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and any other similar organizational documents or agreements relating to the legal organization of such Person (including any agreement of the equityholders of such Person with regard to the Equity Interests of such Person), in each case, as amended.

“Owned Real Property” means any real property owned by the Company or any of its Subsidiaries.

“Permits” means all material licenses, franchises, permits, certificates, registrations, allowances, variances, exemptions, waivers, authorizations, approvals and other authorizations from the FCC, any State PUC and any other Governmental Authority necessary to own, lease, hold or operate its assets or properties and for the ownership and operation of the Business.

“Permitted Liens” means, collectively, (a) Liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) with respect to Real Property, zoning Laws and ordinances, building codes, and similar Laws that are not, individually or in the aggregate, violated by the current use and operations of the Company, (c) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits), (d) in the case of any leased asset (including any Real Property), the rights of any lessor, including under the applicable Company Contract, or any Lien granted by any lessor or any Lien that the applicable Company Contract is subject to, (e) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required, for which appropriate accruals or reserves have been created in accordance with GAAP, or which are incurred in the ordinary course of business and do not individually or in the aggregate materially affect the use of such asset or property as presently used by the Company and its Subsidiaries, (f) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (g) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required, for which appropriate accruals or reserves have been created in accordance with GAAP, (h) with respect to Real Property, minor imperfections of title, easements, rights-of-way, restrictions, and other Liens of record that do not, individually or in the aggregate, materially interfere with the present use of the Real Property or other assets of the Company and its Subsidiaries, (i) Liens that will be released prior to or as of the Closing, including all mortgages and security interests securing Indebtedness of the Company or any of its Subsidiaries, (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and (l) Liens designated as Permitted Liens on Schedule 4.6(a).

“Person” means any natural person or any corporation, limited liability company, partnership, joint venture, trust, association or other legal entity.

“Personal Data” means any information (a) relating to an identified or identifiable natural person (where an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to a unique device, browser or other identifier, names, addresses, telephone numbers, email addresses, social security numbers, and/or domain registration information) and (b) that is regulated or protected by one or more applicable Privacy Laws and any other information protected by, subject to or defined under any Applicable Privacy Law as “personal information”, “personal data”, “personally identifiable information”, or “protected health information”.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of the Company and any of its Subsidiaries for any Pre-Closing Tax Period or for the pre-closing portion of any Straddle Period (allocated as provided in Section 6.3(d)), including, for the avoidance of doubt, any Taxes for a Pre-Closing Tax Period as a result of a failure to make an election pursuant to Section 6226 of the Code (and any similar, replacement, or successor provisions under federal, state, local or other law) for such period (or portion thereof), but excluding any Taxes that were specifically included in Closing Net Working Capital as finally determined pursuant to Section 2.3, (ii) all Taxes of Seller or any of its Affiliates (other than the Company and its Subsidiaries) for any taxable period (or portion thereof) (including, without limitation, Taxes arising as a result of the transactions contemplated by this Agreement and any Transfer Taxes for which Seller is responsible pursuant to Section 6.3(f)), (iii) all Taxes for which the Company or any of its Subsidiaries is held liable by reason of the Company or any Subsidiary being included in any consolidated, combined, affiliated or unitary group at any time on or before the Closing Date, including for the avoidance of doubt under Treasury Regulation Section 1.1502-6, (iv) any Tax liabilities under Sections 951 or 951A of the Code attributable to economic activity of the Subsidiaries of the Company occurring on or before the Closing Date that are borne by Buyer or any of its Affiliates after the Closing Date determined using the closing of the books method in accordance with Section 6.3(d)(ii), provided, however for purposes of this clause (iv) such Tax liabilities shall be calculated without regard to any net operating losses, Tax credit carryovers or other Tax attributes of Buyer or any of its Affiliates and (v) all Taxes of any Person other than the Company or its Subsidiaries, for activities that occur on or before the Closing Date, imposed on the Company or any of its Subsidiaries as a transferee, indemnitor, or successor, by Contract or pursuant to any Tax Law, which Taxes relate to an event, activity, transaction or agreement occurring or entered into on or before the Closing Date.

“Pro Forma Company” means the Company, assuming the consummation of the Pre-Closing Restructuring Transaction.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date, for the avoidance of doubt, after giving effect to the Pre-Closing Restructuring Transactions.

“Regulatory Approvals” means, collectively, the consents, clearances, approvals and authorizations of, and notices to, Governmental Authorities in connection with the transactions contemplated hereby (other than the Pre-Closing Restructuring Transactions), as set forth on Exhibit C.

“Restricted Cash” means any cash that is not freely usable by the Company and its Subsidiaries as of the Reference Time because it is subject to restrictions or limitations on use or distribution (other than in connection with financing arrangements of the Company, its Subsidiaries or their Affiliates), including cash deposits, cash escrow accounts and cash held on behalf of or for the benefit of a Person other than the Company, its Subsidiaries or their Affiliates.

“Sanctioned Country” means at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned, individually or in the aggregate, directly or indirectly, or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Plan” means each Employee Plan sponsored or maintained by T-Mobile USA, Inc. or any of its Subsidiaries in which Company Employees participate or have any accrued benefit other than the Company Plans.

“Short-Term Operating Lease Amount” means an amount equal to 50% of the aggregate amount of short term operating lease obligations of the Company and its Subsidiaries as of the Reference Time, as determined in accordance with the Accounting Principles and Section 2.3.

“State PUC” means any state public service commission, public utilities commission, or similar state agency responsible for regulating the communications industry within a particular state and with jurisdiction over any of the services offered by the Company or its Subsidiaries.

“State PUC Laws” means all Laws of, or administered by, any State PUC, and any rules and regulations, policies and published decisions thereunder, each as in effect from time to time.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust, or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity, fifty percent (50%) or more of the voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such party. For purposes of this definition, a Person is deemed to have a fifty percent (50%) or more ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated fifty percent (50%) or more of the gains or losses of such entity or is or controls the managing member or general partner or similar position of such entity.

“Systems” means all of the assets, property and business constituting each of the systems used or useful in the Business, including the software, hardware, networks, poles and interfaces, used in the conduct of Business as currently conducted, and all activities and operations related thereto.

“Tangible Personal Property” means, as applicable, the equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property owned, leased or used by Sprint Communications, the Company and/or any of its Subsidiaries in the operation of the Business, except for any retirements or dispositions thereof made between the date hereof and the Closing with the prior written consent of Buyer or as otherwise expressly permitted by this Agreement.

“Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum taxes, together with any interest, penalty, or addition thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or other statement or document relating to Taxes (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any governmental or taxing authority.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Laws.

“Wireless Business” means the business of T-Mobile US, Inc. and its Affiliates excluding the Business, including but not limited to all wireless business and operations. For the avoidance of doubt, the definition of “Wireless Business” shall not include any component of the Business.

Each of the following terms is defined in the Section or other part of this Agreement set forth opposite such term below.

Accounting Firm	2.3(c)
Acquisition Proposal	6.9
Action	3.5
Affiliated Plan Liabilities	6.12(e)
Agreement	Preamble
Allocation	2.4(a)
Annual Financial Statements	4.16(a)
Base Purchase Price	2.2(a)

Buyer	Preamble
Buyer Ancillary Documents	5.1
Buyer Covered Losses	11.3(a)
Buyer Fundamental Representations	11.1
Buyer Indemnified Parties	11.2(a)
Buyer Portion	6.3(g)(ii)
Buyer’s Report	2.3(c)
Buyer Tax Returns	6.3(c)(i)
Claim Notice	11.3(a)
Closing	2.5
Closing Date	2.5
COBRA	4.12(c)
Commercial Services Agreement	9.1(g)
Company	Recitals
Company Ancillary Documents	4.1
Company Confidential Information	6.4(b)
Company Employee	4.11(a)
Company Independent Contractor	4.11(b)
Company Plans	4.12(a)
Confidential Information	6.4(c)
Confidentiality Agreement	6.4
Consent	6.7
Consent Solicitation	6.12(a)
Consent Solicitation Documents	6.12(a)
Continuing Employee	6.8(b)
Covered Matters	12.8(a)
Covered Tax Contest	6.3(g)
Cure Period	10.2
Data Room	12.10
Dispute Notice	2.3(c)
Divisive Merger	Recitals
D&O Indemnified Persons	6.10(a)
D&O Tail Policy	6.10(b)
Estimated Closing Balance Sheet	2.3(b)
Estimated Closing Cash	2.3(b)
Estimated Closing Indebtedness	2.3(b)
Estimated Closing Net Working Capital	2.3(b)
Estimated Closing Unpaid Transaction Expenses	2.3(b)
Estimated Purchase Price	2.3(b)
Estimated Purchase Price Components	2.3(b)
Estimated Short-Term Operating Lease Amount	2.3(b)
Excluded Entity	Recitals
Excluded Subsidiaries	4.1

Expiration Date	11.1
FCPA	4.14(e)
Final Allocation	2.4(a)
Final Purchase Price	2.3(d)
Financial Statements	4.16(a)
Guarantor	Recitals
Guaranty	Recitals
Indemnified Party	11.3(a)
Indemnifying Party	11.3(a)
Insurance Policies	4.13
Interim Financial Statements	4.16(a)
Invoice Date	6.8(f)
IP License Agreement	9.1(f)
Losses	11.2(a)
Material Company Contracts	4.8(a)
Material Customer	4.21(a)
Material Real Property Leases	4.7(b)
Material Vendor	4.21(b)
Membership Interest Assignment Agreement	9.1(a)
Membership Interests	Recitals
Money Laundering Laws	4.14(f)
Non-Covered Tax Contest	6.3(g)
Non-Party Affiliates	12.11
Notice Period	11.3(b)
Other Real Property Agreements	4.7(c)
Payments Schedule	2.2(b)
Payoff Letters	2.2(b)(ii)
Permits	4.14(a)
Pre-Closing Restructuring Transactions	Recitals
Pre-Closing Tax Refund	6.3(i)
Pre-Closing Tax Returns	6.3(b)
Preliminary Report	2.3(b)
Privacy Laws	4.10(d)
Purchase Price	2.2(a)
Real Property Interests	4.7(c)
Real Property Leases	4.7(b)
Related Party	4.19
Required Financial Statements	6.11(a)
Replacement Contracts	6.2(d)
Replacement Services	6.2(d)
Representatives	6.9
Sanctions	4.14(g)

Seller	Preamble
Seller Ancillary Documents	3.1
Shared Contract	6.2(d)
Seller Confidential Information	6.4(c)
Seller Covered Losses	11.3(a)
Seller Fundamental Representations	11.1
Seller Indemnified Parties	11.2(b)
Seller Portion	6.3(g)(ii)
Sprint Communications	Preamble
Straddle Period Returns	6.3(c)(i)
Solvent	5.7
Supplemental Indentures	6.12(a)
Tax Contests	6.3(e)
Termination Date	10.1(e)
Transfer Taxes	6.3(f)
Transition Services Agreement	9.1(e)

ARTICLE 2

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest in and to the Membership Interests, free and clear of all Liens, other than restrictions on transfer arising under applicable securities Laws.

2.2 Purchase Price; Closing Payments.

(a) In consideration for the sale of the Membership Interests by Seller in accordance with Section 2.1, at the Closing, Buyer shall accept the Membership Interests from Seller and pay to Seller an aggregate purchase price of One Dollar ($1.00) (the “Base Purchase Price”), subject to adjustment in accordance with Section 2.3 (the Base Purchase Price as so adjusted pursuant to Section 2.3, the “Purchase Price”).

(b) At the Closing, Buyer shall pay each of the following amounts, in each case, by wire transfer of immediately available funds in accordance with a payments schedule (the “Payments Schedule”) to be provided by Seller to Buyer at least three (3) Business Days prior to the Closing:

(i) to Seller, the Estimated Purchase Price; provided that, in the event that the Estimated Purchase Price is a negative number, in lieu of a payment to Seller pursuant to this Section 2.2(b)(i), Seller shall, subject to Section 2.2(c), pay such amount to Buyer or, at Buyer’s direction, apply all or a portion of such amount to satisfy the obligations described in Section 2.2(b)(ii) and Section 2.2(b)(iii).

(ii) to the account or accounts designated in the Payments Schedule, the amount of Estimated Closing Indebtedness set forth in payoff letters in form and substance reasonably satisfactory to Buyer (including that such payoff letters shall (i) provide for Lien (and guarantee) releases, UCC filings and authority to remove financing statements, as applicable, and (ii) specify the amount of Closing Indebtedness owed to the holder thereof and wire instructions for such payment) delivered to Buyer at least three (3) Business Days prior to the Closing (such letters, the “Payoff Letters”); and

(iii) to the account or accounts designated in the Payments Schedule, the amount of Estimated Closing Unpaid Transaction Expenses specified in final invoices delivered to Buyer (along with a valid and duly executed IRS Form W-9 or other appropriate Tax form if the recipient is a non-U.S. Person) for each such recipient at least two (2) Business Days prior to the Closing Date; provided that the amount of any Estimated Closing Unpaid Transaction Expenses that is payable to Company Employees or Company Independent Contractors (and the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such amounts) shall be paid to the Company or its applicable Affiliate, which Buyer shall cause the Company or such Affiliate to pay to each such Company Employee or Company Independent Contractor on the first payroll date of the Company or such Affiliate that is no earlier than two (2) Business Days after the Closing or at such later time as may be provided under the applicable Company Contract with the Company Employee or Company Independent Contractor (in the case of Company Employees, through the Company’s or such Affiliate’s payroll system and subject to applicable withholding); provided, further, that each such Company Employee’s or Company Independent Contractor’s individual payment shall be conditioned upon such Company Employee’s or Company Independent Contractor’s, as applicable, delivery to the Company of a release in favor of Buyer, Seller and their respective Affiliates in a form reasonably acceptable to Buyer.

(c) The parties agree that, notwithstanding anything to the contrary herein, (i) the amount payable at Closing with respect to the Estimated Purchase Price and pursuant to Section 2.3(d) in connection with the determination of the Final Purchase Price shall not be reduced by the Estimated Short-Term Operating Lease Amount or the Short-Term Operating Lease Amount and (ii) Seller shall pay the Short-Term Operating Lease Amount to Buyer, by wire transfer of immediately available funds, to the account or accounts designated by Buyer at least three (3) Business Days prior to the applicable payment date, in four equal monthly installments (each for twenty-five percent (25%) of the Short-Term Operating Lease Amount) commencing on the date that is one month (1) after the last scheduled payment date under the Commercial Services Agreement.

2.3 Purchase Price Adjustment.

(a) The Base Purchase Price shall be (i) increased by the amount that Closing Net Working Capital exceeds the Closing Net Working Capital Target, or decreased by the amount that the Closing Net Working Capital Target exceeds Closing Net Working Capital, as applicable, (ii) increased by the Closing Cash, (iii) decreased by the Closing Indebtedness, (iv) decreased by the Closing Unpaid Transaction Expenses, and (v) decreased by the Short-Term Operating Lease Payment, in each case, as set forth in Sections 2.3(b) and 2.3(d).

(b) At least five (5) Business Days prior to the Closing, the Company shall deliver to Buyer (i) an estimated consolidated balance sheet for the Company as of the Reference Time (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Preliminary Report”), together with reasonable supporting documentation, showing in reasonable detail the Company’s good faith estimates as of the Reference Time of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) the Closing Cash (“Estimated Closing Cash”), (iii) the Closing Indebtedness (“Estimated Closing Indebtedness”), (iv) the Closing Unpaid Transaction Expenses (“Estimated Closing Unpaid Transaction Expenses”), the Short-Term Operating Lease Payment (“Estimated Short-Term Operating Lease Payment” and, together with Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Closing Unpaid Transaction Expenses, the “Estimated Purchase Price Components”) and (vi) the resulting Purchase Price (the “Estimated Purchase Price”). The Company shall prepare the Preliminary Report in accordance with the terms (including the definitions) of this Agreement and the Accounting Principles. During the period of time from and after the delivery of the Preliminary Report through the Closing, during normal business hours and upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal business operations of the Company and its Subsidiaries, (A) Seller will, and will cause the Company and its Subsidiaries to, make available to Buyer and its advisors all records and work papers (subject to execution of customary work paper access letters if requested by the Company’s accountants) relating to the Company and Seller’s calculation of the Estimated Purchase Price Components that Buyer or its advisors reasonably request in reviewing the Estimated Closing Balance Sheet and Preliminary Report, and (B) Seller will, and will cause the Company and its Subsidiaries to, make available to Buyer and its advisors the personnel and other advisors of Seller and the Company involved in the preparation of the Estimated Closing Balance Sheet and the Preliminary Report, in each case, to the extent reasonably necessary to enable such review of the Estimated Closing Balance Sheet and the Preliminary Report. In the event that Buyer notifies Seller prior to the Closing that Buyer in good faith disputes any component or calculation in the Estimated Closing Balance Sheet or the Estimated Purchase Price Components (and the resulting Estimated Purchase Price), then Seller shall consider such comments from Buyer in good faith and, in its sole discretion, may modify the Estimated Closing Balance Sheet or the Estimated Purchase Price Components (and the resulting Estimated Purchase Price), as applicable, as appropriate to reflect any adjustments thereto as a result of such comments, and the components of the Estimated Closing Balance Sheet and the Estimated Purchase Price Components (and the resulting Estimated Purchase Price), as applicable, shall be deemed to reflect any such modifications; provided, that the Closing shall not be delayed for any review time contemplated by this Section 2.3(b) or in the event of any such dispute about the Estimated Closing Balance Sheet or the Estimated Purchase Price Components.

(c) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer’s Report”), together with reasonable supporting documentation, showing in reasonable detail Buyer’s good faith calculation of (i) Closing Net Working Capital, (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Closing Unpaid Transaction Expenses, (v) the Short-Term Operating Lease Payment and (vi) the resulting Purchase Price. Buyer shall prepare the Buyer’s Report in accordance with the terms (including the definitions) of this Agreement and the Accounting Principles. Buyer shall provide Seller with reasonable access, during normal business hours and upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to the books and records, and appropriate personnel, of the Company and its Subsidiaries in connection with Seller’s review of the Buyer’s Report. If Seller disputes any item set forth in the Buyer’s Report, then Seller may, within sixty (60) days after receipt of the Buyer’s Report, provide to Buyer a written statement of such disputes (such written statement, a “Dispute Notice”). The

Dispute Notice shall (x) only include disagreements (and proposed changes to the Buyer’s Report may only be) based on (A) a failure of any of the Closing Net Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Unpaid Transaction Expenses, the Short-Term Operating Lease Payment and the resulting Purchase Price set forth in the Buyer’s Report to be determined in accordance with the applicable definitions of this Agreement and/or the Accounting Principles or (B) mathematical errors in the Buyer’s Report and (y) set forth the basis for the dispute of any such calculation in reasonable detail. If Seller does not deliver a Dispute Notice within such sixty (60)-day period or earlier delivers a notice to Buyer confirming Seller’s agreement with the Buyer’s Report, then the Buyer’s Report shall be deemed final, conclusive and binding upon the parties. Buyer and Seller shall use good faith efforts to jointly resolve such disputes within thirty (30) days after Buyer’s receipt of a properly and timely delivered Dispute Notice, which resolution, if achieved with respect to any or all such disputed items, shall be deemed final, conclusive and binding on the parties. To the extent Buyer and Seller cannot resolve such disputes to their mutual satisfaction within such thirty (30) day period, Buyer and Seller shall, within five (5) Business Days thereafter, jointly engage a nationally-recognized independent public accounting firm mutually selected in good faith by mutual agreement of Seller and Buyer that does not have a material relationship with Seller, Buyer or any of their respective Affiliates (the “Accounting Firm”) to review the Buyer’s Report together with the Dispute Notice and any other relevant documents. The scope of disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Dispute Notice were determined in accordance with the applicable definitions of this Agreement and/or the Accounting Principles and whether there were any mathematical errors in the calculations thereof, and the Accounting Firm shall determine, on such basis, to what extent the Purchase Price set forth in the Buyer’s Report requires adjustment. The Accounting Firm shall only address those issues set forth in the Dispute Notice that remain unresolved. In resolving any disputed item, in no event shall the Accounting Firm’s determination be higher or lower than the respective amounts therefor proposed by Buyer and Seller. Buyer and Seller shall request that the Accounting Firm report its conclusions as to such disputes and its determination of the Purchase Price based thereon pursuant to this Section 2.3 no later than thirty (30) days after it is engaged, which determination shall be final, conclusive and binding on the parties. The costs, fees and expenses of the Accounting Firm (including any indemnity obligations to the Accounting Firm) shall be allocated between Buyer and Seller based on their relative success with respect to the disputed items (as finally determined by the Accounting Firm).

(d) As used herein, the “Final Purchase Price” means the Purchase Price as finally determined in accordance with Section 2.3(c). If the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such excess to Seller. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay the amount of such shortfall to Buyer. Any payment pursuant to this Section 2.3(d) shall be made within five (5) Business Days after the determination of the Final Purchase Price in accordance with Section 2.3(c), by wire transfer of immediately available funds pursuant to the instructions of the recipient.

(e) Any payments made with respect to adjustments made pursuant to Section 2.3(c) shall be deemed to be, and each party hereto shall treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

2.4 Purchase Price Allocation; Withholding.

(a) For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law, as appropriate, the consideration for the Membership Interests (and any liabilities of the Company and its Subsidiaries, capitalized costs and other relevant items treated as consideration for applicable Tax purposes), if any, shall be allocated among the assets of the Company in accordance with their respective fair market values as provided in the allocation schedule (the “Allocation”) to be determined as provided herein. Seller shall, within ninety (90) days after the final determination of the Purchase Price in accordance with Section 2.3, prepare and furnish to Buyer the initial draft of the Allocation, if any. Buyer shall provide Seller with reasonable access to the books and records, and appropriate personnel, of the Company and its Subsidiaries in connection with Seller’s preparation of the initial draft of the Allocation. Buyer and Seller shall use reasonable efforts to agree upon the draft Allocation. Buyer shall have sixty (60) days to object in writing to the draft Allocation after which time (and assuming no such objection is made) the Allocation shall be final (the “Final Allocation”). If Buyer provides written notice to Seller prior to the end of such period that it objects to the draft Allocation in any respect, and Buyer and Seller are unable to agree on such Allocation within thirty (30) days of the provision of such notice, Buyer and Seller each may prepare its federal, state and foreign income Tax Returns for all current and future Tax reporting periods and file IRS Form 8594 (and corresponding state forms) with respect to the transactions contemplated hereby in its discretion in accordance with applicable Law, but in a manner consistent with those portions of the draft Allocation to which they agreed.

(b) The applicable party shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Purchase Price or other payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate taxing or other governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If such paying party determines that it has an obligation to make any deduction or withholding from any payment pursuant to this Agreement, other than any deduction or withholding required as a result of the failure to timely deliver any tax forms referred to in Section 2.2(b)(iii), Section 9.1(c) or Section 9.2(c), as applicable, before Closing or with respect to any payments treated as compensation for applicable Tax purposes, it shall provide advance notice of such determination to the receiving party, and the parties shall use commercially reasonable efforts, to the extent permitted by Law, to minimize any applicable withholding Taxes.

2.5 Closing. Subject to any prior termination of this Agreement pursuant to Section 10.1, the consummation of the sale and purchase of the Membership Interests pursuant to this Agreement (the “Closing”) shall take place remotely via electronic document exchange on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Article 7 and Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date or location as the parties may agree in writing. The date on which the Closing occurs pursuant to this Section 2.5 is referred to herein as the “Closing Date”. The Closing shall be deemed to be effective as of the open of business on the Closing Date, unless otherwise agreed by the parties in writing.

ARTICLE 3

SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer:

3.1 Organization. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated by this Agreement (collectively the “Seller Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. Seller has the requisite limited liability company power and authority to operate its business as now conducted (including the Business) in all material respects and is duly qualified as a foreign company to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents by Seller have been duly and validly authorized and approved by all necessary action on the part of Seller and its governing body and/or equity holders, as and if applicable, and do not require any further proceeding, authorization or consent of Seller or its governing body and/or equity holders, as and if applicable. Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is, and each Seller Ancillary Document when executed and delivered by Seller and the other parties thereto will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto), a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflicts. Except for the Regulatory Approvals, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents, and the consummation by Seller of the transactions contemplated hereby or thereby, do not and will not, directly or indirectly, with or without notice or the passage of time or both: (a) conflict with, violate, or result in any breach or event of default under any Organizational Documents of Seller; (b) conflict with, violate, result in a breach of the terms and conditions of, or result in any breach, or event of default under any lease, Contract or agreement to which Seller is a party or by which the Membership Interests, Seller or any of its assets or properties are bound; (c) conflict with, violate or breach, any Law to which Seller, any of its assets or properties are bound or the Membership Interests are subject; (d) give rise to any right of termination, cancellation, modification, or acceleration of obligations under, or default (or event which with giving of notice or lapse of time, or both, would become a default) or loss of any material benefit under any of the terms, conditions or provisions of any Contract or Permit to which Seller is a party or by which the Membership Interests, Seller or any of its assets or properties are bound; (e) result in the imposition of a Lien on any of the assets or properties of Seller or any Membership Interests; or (f) require the consent, approval or authorization of, or notice to or a filing by Seller with, any Governmental Authority or any other Person, except, (x) in each of the foregoing clauses (b), (d), (e) or (f), as would not be applicable upon obtaining or making the applicable consent, approval, filing or notice prior to the Closing in connection with, or otherwise after giving effect to, the Pre-Closing Restructuring Transactions or (y) in each of the foregoing clauses (b)-(f), as would not reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Agreement.

3.4 Title to Membership Interests. Seller owns, beneficially and of record, good, valid and marketable title to all of the membership interests of Sprint Communications and will, as of immediately prior to the Closing own, beneficially and of record, good, valid and marketable title to all of the Membership Interests, in each case, free and clear of any Liens, and at the Closing shall convey to Buyer good, valid and marketable title to such Membership Interests, free and clear of any Liens or restrictions on transfer, other than as set forth in the Securities Act, or any applicable state securities Law. There are no agreements or commitments of Seller to transfer or sell to any Person any of such Membership Interests (except to Buyer as contemplated by this Agreement). Other than this Agreement and the Organizational Documents of the Company, there are no Contracts, commitments, understandings, arrangements or restrictions (other than as set forth in the Securities Act or in any applicable state securities Law and with respect to Indebtedness from which the Company will be released at or prior to the Closing) to which Seller is a party or by which Seller is bound relating to any of the Membership Interests.

3.5 No Litigation. There is no legal, administrative or enforcement claim, counterclaim, suit, action, complaint, charge, arbitration, order, notice, dispute, mediation, examination, inquiry, order, hearing, audit or other proceeding by or before any Governmental Authority or mediator (each, an “Action”) pending or, to Seller’s knowledge, threatened against or affecting Seller which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair or otherwise materially and adversely affect Seller’s ability to perform its obligations under this Agreement or any Seller Ancillary Document or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents.

3.6 No Brokers. There is no investment banker, broker, finder or similar representative that has been retained by or is authorized to act on behalf of Seller that is directly or indirectly entitled to any fee, commission, charge or other similar compensation, in each case, in connection with the transactions contemplated by this Agreement, except for Houlihan Lokey Capital, Inc. (or Affiliates thereof), acting on behalf of Seller and its Affiliates, and as set forth on Schedule 4.20, the fees of which will be paid by Seller or one of its parent entities (or as part of the Closing Unpaid Transaction Expenses).

3.7 Sufficiency of Funds. Seller has, or will have at the Closing, sufficient funds or immediate access thereto to make all payments required to be made by it hereunder when due (including, if applicable, the payment of the Estimated Purchase Price pursuant to Section 2.2(b)(i) at the Closing) and otherwise to satisfy all of its obligations in connection with the transactions contemplated hereby, including payment of all fees and expenses for which it is responsible under the terms of this Agreement. Notwithstanding anything to the contrary herein, the obligation of Seller to consummate the transactions contemplated by this Agreement is not subject to consummation of any financing arrangements or obtaining financing or the availability of any financings to Seller or any of its Affiliates.

3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including the Pre-Closing Restructuring Transactions), Seller, the Excluded Entity and its Subsidiaries shall be Solvent.

3.9 Exclusivity of Representations. Except as expressly set forth in this Article 3, the certificate to be delivered pursuant to Section 8.1(c) or in the Seller Ancillary Documents, Seller makes no representation or warranty of any kind, nature or description, express or implied in connection with the transactions contemplated hereby. The representations and warranties of Seller set forth in this Article 3, the certificate to be delivered pursuant to Section 8.1(c) or in the Seller Ancillary Documents are the only representations and warranties of or on behalf of Seller with respect to the subject matter of this Agreement or any Seller Ancillary Document or the transactions contemplated hereby or thereby.

ARTICLE 4

COMPANY REPRESENTATIONS AND WARRANTIES

Sprint Communications hereby makes the representations and warranties in this Article 4 to Buyer, and from and after the effectiveness of the Divisive Merger, the Company shall also be deemed to have made the representations and warranties in this Article 4, in each case, except as set forth in the corresponding section of the Schedules attached hereto. Disclosure of information included in any one section of the Schedules to this Agreement shall be considered disclosed for all other sections of the Schedules, and shall so qualify the applicable representations and warranties to which such other sections of the Schedules relate, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections of the Schedules. Except for Section 4.1 – Section 4.4, references to the “Company” in this Article 4 shall be deemed to refer (i) prior to the effectiveness of the Divisive Merger, to Sprint Communications with respect to the assets, liabilities and operations of Sprint Communications that will be retained by the Company in the Divisive Merger and (ii) from and after the effectiveness of the Divisive Merger, to the Company.

4.1 Organization. Each of Sprint Communications, the Company and each of their respective Subsidiaries (except for the Subsidiaries of Sprint Communications and the Company that will not be Subsidiaries of the Company after giving effect to the Pre-Closing Restructuring Transactions (the “Excluded Subsidiaries”)) is duly organized, validly existing and in good standing (or has a status of similar effect in its applicable jurisdiction) under the Laws of the jurisdiction of its organization, and is qualified or registered to do business in each jurisdiction in which the assets or properties owned, leased or operated by it, or the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to result in a Material Adverse Effect.

Sprint Communications, the Company and each of their respective Subsidiaries (except for the Excluded Subsidiaries) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business, including the Business, as presently conducted, in each case, in all material respects. Each of Sprint Communications and the Company has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by the Company in connection with the transactions contemplated by this Agreement (collectively the “Company Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization. The execution, delivery and performance of this Agreement and the Company Ancillary Documents by Sprint Communications and the Company have been duly authorized and approved by all necessary action of Sprint Communications and the Company and its members and managers and do not require any further authorization or consent (including by any members or managers of Sprint Communications or the Company). This Agreement is, and each Company Ancillary Document when executed and delivered by the Company and the other parties thereto will be, a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (assuming the due authorization, execution and delivery by the other parties hereto and thereto), except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Capitalization.

(a) As of the date hereof, other than the membership interests held by Seller, Sprint Communications has no Equity Interests issued or outstanding. After giving effect to the Divisive Merger, other than the Membership Interests, all of which will be held by Seller as of such time and as of immediately prior to the transfer of the Membership Interests to Buyer at the Closing, the Company will have no Equity Interests issued or outstanding. All of the membership interests in Sprint Communications are, and after giving effect to the Divisive Merger, the Membership Interests will be, duly authorized and validly issued, fully paid and nonassessable and held free and clear of any Liens or restrictions on transfer (other than Liens that will be released at or prior to the Closing or restrictions on transfer as set forth in the Securities Act or any applicable state securities Law), were granted, offered, sold and issued in compliance with applicable Law and applicable Person’s Organizational Documents and have not been issued in violation of, or subject to, any purchase or call option, preemptive rights, rights of first refusal or first offer, subscription rights or similar rights of any Person. There are no (i) accrued and unpaid dividends or other distributions or (ii) equity appreciation, phantom equity or similar rights, with respect to the membership interests in Sprint Communications or, after giving effect to the Divisive Merger, the Membership Interests (as applicable). Without limiting the foregoing, Sprint Communications does not have issued or outstanding, and after giving effect to the Divisive Merger and as of immediately prior to the transfer of the Membership Interests to Buyer at the Closing, the Company will not have outstanding, any option, warrant or other right or arrangement to subscribe for or to purchase any Equity Interest in Sprint Communications or the Company, or securities convertible into or exchangeable therefor, and Sprint Communications and the Company have not committed to issue any such option, warrant or other right or arrangement. Except for restrictions under applicable Indebtedness of Seller or its Affiliates, which will be released at Closing with respect to the Membership Interests, there are no voting trusts, proxies, equity holder agreements or any other Contracts or understandings with respect to any Equity Interests of Sprint Communications or, following the Divisive Merger, the Company (including with respect to the registration, voting, redemption, transfer or disposition thereof).

(b) A true and complete list as of the date hereof of each Subsidiary of Sprint Communications, together with its jurisdiction of incorporation or formation, as applicable, its authorized, issued and outstanding Equity Interests and the holder or holders (beneficially and of record) of all of such Equity Interests is set forth on Schedule 4.3(b)(i). A true and complete list as of the Closing (after giving effect to the Pre-Closing Restructuring Transactions) of each Subsidiary of the Company, together with its jurisdiction of incorporation or formation, as applicable, its authorized, issued and outstanding Equity Interests and the holder or holders (beneficially and of record) of all of such Equity Interests is as set forth on Schedule 4.3(b)(ii), subject to any modifications to the Pre-Closing Restructuring Transactions in accordance with Section 6.2. All of the Equity Interests of such Subsidiaries (except for the Excluded Subsidiaries) have been duly authorized and validly issued and are fully paid and nonassessable and are held free and clear of any Liens or restrictions on transfer (other than Liens that will be released at the Closing or restrictions on transfer as set forth in the Securities Act or any applicable state securities Law), were granted, offered, sold and issued in compliance with applicable Law and the applicable Subsidiaries’ Organizational Documents and have not been issued in violation of, or subject to, any purchase or call option, preemptive rights, rights of first refusal or first offer, subscription rights or similar rights of any Person. There are no (i) accrued and unpaid dividends or other distributions or (ii) equity appreciation, phantom equity or similar rights, with respect to the Equity Interests of such Subsidiaries. Other than as set forth on Schedule 4.3(b)(i) or Schedule 4.3(b)(ii), as applicable, none of Sprint Communications, the Company or any of their Subsidiaries (except for the Excluded Subsidiaries) own, directly or indirectly, any Equity Interests in any other Person. There are no options, warrants or other rights or arrangements to subscribe for or to purchase any Equity Interests in any of such Subsidiaries, or securities convertible into or exchangeable therefor, and none of such Subsidiaries have committed to issue any such option, warrant or other right or arrangement. Except for restrictions under applicable Indebtedness of Seller or its Affiliates, which will be released at Closing with respect to the Membership Interests, there are no voting trusts, proxies, equityholder agreements or any other Contracts or understandings with respect to any Equity Interests of such Subsidiaries.

4.4 No Conflicts. Except for the Regulatory Approvals or as set forth on Schedule 4.4, the execution, delivery and performance by Sprint Communications and Company of this Agreement and the Company Ancillary Documents and the consummation by Sprint Communications and the Company of the transactions contemplated hereby or thereby do not and will not, directly or indirectly, with or without notice or the passage of time: (a) conflict with, violate, result in any breach or event of default under the Organizational Documents of Sprint Communications, the Company or any of their respective Subsidiaries, as applicable; (b) conflict with, violate, result in a breach of the terms and conditions of, or result in any breach or event of default under, give rise to any right of termination, cancellation, modification or acceleration of obligations under, or default or loss of any material benefit under, or require the consent, approval or authorization of or notice to any Person under any of the terms, conditions or provisions of any Material Company Contract or Permit to which Sprint Communications, the Company or any of their respective Subsidiaries (except for the Excluded Subsidiaries) is a party, or by which the Membership Interests, the Company or any of its Subsidiaries (except for the Excluded Subsidiaries) or any of its assets or properties are bound; (c) conflict with, violate or breach any Law to which Sprint Communications, the Company or any of their respective Subsidiaries (except for the Excluded Subsidiaries) is subject or to which its assets or properties are bound; (d) result in the imposition of a Lien on any of the assets or properties of Sprint Communications, the Company or any of their Subsidiaries (except for the Excluded Subsidiaries); or (e) require the consent, waiver, order, exemption, authorization of or approval of, or a filing with or notice given to any Governmental Authority or any other Person, except, (x) in each of the foregoing clauses (b), (d) or (e), as would not be applicable upon obtaining or making the applicable consent, approval, filing or notice prior to the Closing in connection with, or otherwise after giving effect to, the Pre-Closing Restructuring Transactions or (y) in each of the foregoing clauses (b)-(e), as would not or would not reasonably be expected to, individually or in the aggregate, be material to Sprint Communications, the Company and its Subsidiaries (except for the Excluded Subsidiaries), taken as a whole, or materially and adversely impair Sprint Communications or the Company’s ability to perform its obligations under this Agreement or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Agreement.

4.5 Taxes. Except as set forth on Schedule 4.5:

(a) The Company and its Subsidiaries have properly completed and timely filed all income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are true and correct in all material respects and have been completed in accordance with Law. All material Taxes required to have been paid and for which the Company and its Subsidiaries are liable (whether or not shown to be due on such Tax Returns) have been timely paid or withheld and timely paid to the appropriate Tax Authority.

(b) With respect to the Company and each of its Subsidiaries, there are no (i) deficiencies, audits, examinations, Actions, or other claims for material Taxes being asserted, threatened in writing, proposed in writing or assessed or that have been previously asserted against the Company and its Subsidiaries or any of their assets, (ii) Liens for material Taxes against the assets or property of the Company and its Subsidiaries, other than Liens for current Taxes not yet due and payable, (iii) audits, examinations, investigations or other proceedings relating to any Tax Return of the Company and its Subsidiaries being conducted by a Tax Authority, (iv) waivers or extensions of any statute of limitations with respect to the assessment or deficiency of any Taxes granted by the Company and its Subsidiaries currently in effect or any extension of time within which to file any income or other material Tax Return other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business, or (v) pending requests for rulings or determinations by or before a Tax Authority relating to Taxes. The Company and its Subsidiaries have not been informed in writing by any Tax Authority that it will open an audit or other review of the Taxes or that it believes that such entity was required to file any Tax Return that was not filed.

(c) No written claim has been made by a Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Returns of a certain type of Tax in, that jurisdiction.

(d) The Company and its Subsidiaries have not engaged in a “listed transaction,” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(e) The Company and its Subsidiaries are not a party to or bound by any Tax sharing or Tax allocation agreement, nor does the Company and its Subsidiaries have any liability or potential liability to another party under any such agreement (other than pursuant to their Organizational Documents).

(f) Neither Buyer nor the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) a closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or foreign Law executed on or prior to the Closing Date; (iv) any change in method of accounting, or use of an improper method of accounting, for a taxable period or portion thereof ending on or before the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable or similar provision of state, local or foreign Law).

(g) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries party to any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law).

(h) No power of attorney is currently in force with respect to any Tax matter that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries).

(i) For U.S. federal income and all other applicable tax purposes, the Company and each of its Subsidiaries are currently, and have at all times since their formation, been, properly treated as an entity disregarded as separate from its sole owner which is a United States person within the meaning of Section 7701(a)(30) of the Code. None of the Company or any of its Subsidiaries (other than any Subsidiary organized outside of the United States and which is listed on Schedule 4.5(i)) is subject to entity level Tax based on net or gross income or profits.

(j) Neither the Company nor any of its Subsidiaries has made any election under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 or has failed to make any election that was available to be made by it under Section 6226 of the Code (or a similar provision of state, local or other Tax law).

(k) The Company and each of its Subsidiaries are in material compliance with all escheat and unclaimed property applicable Laws.

(l) Neither the Company nor any of its Subsidiaries is a partner with respect to any joint venture (with any third party that is unaffiliated with Seller or any of its direct or indirect parent), partnership (with any third party that is unaffiliated with Seller or any of its direct or indirect parent) or similar arrangement treated as a partnership for U.S. federal income or applicable state or local Tax purposes.

(m) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment or otherwise become resident for income Tax purposes in a jurisdiction outside the country of its formation.

4.6 Tangible Personal Property; Network.

(a) The Company or one of its Subsidiaries has good, valid and marketable title to, or a valid and enforceable leasehold interest in or license to, all items of Tangible Personal Property, in each case free and clear of all Liens, other than Permitted Liens (including any Permitted Liens set forth on Schedule 4.6(a)). All of the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is suitable and sufficient for its present use and operation wear and tear excepted. All of the Tangible Personal Property (i) is reflected in the balance sheet included in the Interim Financial Statements or (ii) was acquired since the date of the most recent balance sheet included in the Financial Statements (except, in each case, for assets disposed of in the ordinary course of business since the date of the balance sheet included in the Interim Financial Statements, which are not material). Assuming the consummation of the Pre-Closing Restructuring Transactions and the execution and delivery of the Ancillary Documents, the assets (including the Tangible Personal Property) of the Company and its Subsidiaries constitute all of the assets necessary and sufficient to operate and conduct the Business in substantially the same manner as conducted as of the date hereof and as of immediately prior to the Closing. After giving effect to the Closing, Seller and its Affiliates will not own any assets, properties or rights that are used in the conduct of the Business as currently conducted (subject to any changes in the Business permitted by Section 6.1), except as contemplated by the Ancillary Documents or with respect to Shared Contracts.

(b) Without limiting the foregoing, Schedule 4.6(b) sets forth a true and correct statement, except for de minimis inaccuracies, as of the date of the Agreement of (i) the approximate number of route miles in the Systems and (ii) the approximate fiber count per route in the Systems.

(c) Except as set forth in Schedule 4.6(c), the Systems, are in all material respects working, functional, fit for the purpose intended and have been maintained, subject to ordinary wear and tear, in good working condition and are without any material defects for purpose of operating the Business as currently conducted by the Company and its Subsidiaries. The Company or its applicable Subsidiary has the right to use all equipment necessary to operate the Systems in all material respects as currently operated. Other than through the process of eminent domain, no Governmental Authority or other Person has any right to purchase the Systems or any portion thereof.

(d) Schedule 4.6(d) sets forth, with respect to the Systems, a complete list of material network outages and material network and collocation service unavailability that, in each case, lasted more than eight (8) hours within the twelve (12) month period ending on June 30, 2022.

4.7 Real Property.

(a) Schedule 4.7(a) lists all of the Owned Real Property, in each case identifying the address and owner of such Owned Real Property. The Company or its applicable Subsidiary has good and marketable fee simple title to such Owned Real Property and all of the other Owned Real Property, free and clear of Liens, other than Permitted Liens. Neither the Company nor any Subsidiary has entered into any, and there are no, occupancy agreements, leases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, granting to any Person the right of use or occupancy of all or any portion of any Owned Real Property, in each case, except as is not material to the Business and except for colocation and similar access rights provided in the ordinary course of business. There are no outstanding written lease, option or other written acquisition agreements with any third party with respect to the Owned Real Property.

(b) Schedule 4.7(b) lists all leases, subleases and licenses for real property (excluding right of ways, easements, indefeasible rights to use (or similar arrangements) and fiber swaps (and similar arrangements)) that is leased, subleased or licensed to the Company or any of its Subsidiaries (the “Real Property Leases” and those Real Property Leases that involve annual payments in excess of $1,000,000 (the “Material Real Property Leases”). Neither the Company nor any Subsidiary has entered into any, and there are no, occupancy agreements, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, granting to any Person the right of use or occupancy of all or any portion of any Leased Real Property subject to a Material Real Property Lease, in each case, except as is not material to the Business and except for colocation and similar access rights provided in the ordinary course of business. There are no outstanding written sublease, option or other written acquisition agreements with any third party with respect to the Leased Real Property subject to a Material Real Property Lease, in each case, that is material to the Business.

(c) Schedule 4.7(c) lists each right of way, easement, indefeasible right to use (or similar arrangement) or fiber swap (or similar arrangement), the individual loss of which would reasonably be expected to be material to the Business (the “Other Real Property Agreements” and, together with the Owned Real Property and the Material Real Property Leases, the “Real Property Interests”).

(d) Except as set forth on Schedule 4.7(d), as of the date hereof, there is not pending or, to the Company’s Knowledge, threatened any (i) zoning application or proceeding, (ii) condemnation, eminent domain or taking proceeding or (iii) other Action relating to any Real Property Interest; provided that the representations and warranties in this Section 4.7(d) are given to the Company’s Knowledge with respect to the Real Property subject to a Material Real Property Lease and the Other Real Property Agreements.

4.8 Material Company Contracts.

(a) Schedule 4.8 sets forth, as of the date hereof, a true, correct and complete list of all of the following Company Contracts (the contracts listed or required to be listed on Schedule 4.8, collectively, the “Material Company Contracts”):

(i) Company Contracts for which the obligations under such Company Contract involve aggregate payments by the Company and its Subsidiaries in excess of $1,250,000 in any twelve (12)-month period;

(ii) the top one hundred (100) Company Contracts with customers of the Business, measured by revenue during the six (6)-month period ended June 30, 2022;

(iii) Company Contracts pursuant to which the Company or any of its Subsidiaries is a party and (A) licenses in Intellectual Property or (B) licenses out Company Owned Intellectual Property, in each case other than license agreements for software that is generally commercially available and non-disclosure agreements that provide for only limited use rights of Intellectual Property for evaluation purposes only or that otherwise are immaterial to the Business;

(iv) Company Contracts that govern any material joint ventures, non-wholly owned limited liability companies, profit sharing arrangements, joint development arrangements, strategic alliances, partnerships or similar arrangements;

(v) Material Real Property Leases;

(vi) Other Real Property Agreements;

(vii) material Company Contracts with any Governmental Authority;

(viii) Company Contracts with any Material Vendor;

(ix) Company Contracts under which the Company or one of its Subsidiaries is lessee of or holds or operates any Tangible Personal Property, owned by any other Person which involves aggregate annual rental payments in excess of $1,000,000;

(x) Company Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or material assets of any Person or any Material Real Property Interest (whether by merger, sale of stock, sale of assets or otherwise), or any merger or business combination or similar transaction, in each case, that was entered into in the past three (3) years in connection with the Business or pursuant to which the Company or any of its Subsidiaries has any outstanding material rights or obligations (including any indemnification obligations, any deferred purchase price or “earn-out” or similar contingent payment obligations, in each case, that would reasonably be expected to result in liability to the Company or any of its Subsidiaries after the Closing);

(xi) Company Contracts that prohibit or limit in any material respect the freedom of the Company or any of its Subsidiaries to engage in any business activity or line of business or with any Person or in any area, other than customary standstill and employee no-hire and non-solicitation provisions in nondisclosure agreements or similar documents;

(xii) Company Contracts that are material to the Business and not otherwise disclosed on Schedule 4.8 that (A) grant exclusivity rights, (B) contain any exclusive rights or “most favored nation” provisions (or similar provisions in which pricing, discounts or benefits are based on those provided to another Person), or grant any right of first refusal, right of first offer or other similar rights, in each case, in favor of any Person other than the Company or any of its Subsidiaries, or (C) contain take-or-pay, requirements arrangements or minimum purchase obligations, in each case, including with respect to products, services, markets, territories, clients or customers;

(xiii) Company Contracts entered into during the prior three (3) years, or otherwise with respect to which the Company or any of its Subsidiaries has ongoing obligations, providing for the settlement, resolution, waiver or other compromise of any pending or threatened material Actions involving the Company or any of its Subsidiaries;

(xiv) Company Contracts that, to the extent involving value or the extension of credit in excess of $1,000,000: (A) include a guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) evidence Indebtedness, including any loan agreement, credit agreement, contract, note, debenture, bond, indenture, mortgage, pledge or security agreement or similar arrangement providing for the creation of or granting any Lien upon any of the property or assets of the Company; (C) relate to any loan or advance to any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business) or obligate the Company to make any such loans or advances; or (D) are currency, commodity or other hedging or swap contracts;

(xv) Company Contracts that include commitments by the Company or any of its Subsidiaries to make capital expenditures or capital commitments of more than $500,000 following the Closing and that is not terminable by the Company or such Subsidiary on notice of ninety (90) calendar days or less without cost or liability;

(xvi) Company Contracts with any Related Parties;

(xvii) Each (A) Company Contract relating to the employment of any Company Employee or engagement of any Company Independent Contractor to the extent the individual has annual base compensation in excess of $150,000 or (B) transaction, change in control, stay, retention, contractual severance (including, for the avoidance of doubt, double-trigger severance) or similar Company Contract with or covering any Company Employee or Company Independent Contractor, in each case, other than any such Contracts substantially on the standard form of Seller or its applicable Affiliate that has been made available to Buyer;

(xviii) Company Contracts with any union, works council or labor organization representing or otherwise related to any Company Employee;

(xix) the Organizational Documents of each of the Company and each of its Subsidiaries, in each case as in effect as of the date hereof; and

(xx) any other Company Contract the termination of which would reasonably be expected to result in a Material Adverse Effect.

(b) Each Material Company Contract is in full force and effect and is binding and enforceable upon the Company or its Subsidiary (or Subsidiaries) party thereto, and, to the Company’s Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Company or its Subsidiary (or Subsidiaries) party thereto has performed its obligations under each of the Material Company Contracts in all material respects and neither the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any of the Material Company Contracts, is in material default or breach thereunder (nor has taken any action or committed to take any action which, whether with or without notice or the passage of time, or both, would constitute a material default or breach), nor has the Company or any of its Subsidiaries received notice in writing or, to the Company’s Knowledge, orally, of any such default, breach or violation. As of the date hereof, neither the Company nor any of its Subsidiaries has provided or received any written notice of termination, or the intention to cancel, terminate or otherwise materially amend any provision of any Material Company Contract, nor to the Company’s Knowledge, has the Company or any of its Subsidiaries received any oral notice or threat of the foregoing. True, correct and complete copies of the Material Company Contracts have been made available to Buyer.

4.9 Environmental. Except as set forth on Schedule 4.9:

(a) the Company and its Subsidiaries are, and during the prior three (3) years have been, in compliance in all material respects with all Environmental Laws applicable to the Business and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all Permits required by Environmental Law with respect to the current operation of the Business and use of the Real Property;

(b) as of the date hereof, there are no Actions, investigations, or notices of violation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging a material violation of or material liability under any Environmental Law;

(c) there has been no release, spill or disposal of Hazardous Materials at, on, to, in, or from the Real Property that would reasonably be expected to result in a material violation of, or material liability under, any Environmental Law;

(d) the Company and its Subsidiaries have not retained or assumed, by contract or operation of Law, any material liabilities or obligation of third parties under Environmental Law; and

(e) the Seller has provided Buyer with reasonable access to all material environmental investigations, studies, audits, analyses and other similar reports (including all Phase I and Phase II reports) relating to the Company or its Subsidiaries, the Business, the compliance of the Company or its Subsidiaries with Environmental Law or the environmental condition of the Real Property or any real property formerly owned, leased or operated by the Company or its Subsidiaries that are in its possession or control.

4.10 Intellectual Property and Data Privacy.

(a) Schedule 4.10(a) sets forth, as of the date hereof, a true and complete list of all registered Company Owned Intellectual Property and material unregistered Company Owned Intellectual Property, including any pending applications to register any of the foregoing, specifying as to each item, as applicable the title, the issuance, registration or application number, country, and owner.

(b) The Company and its Subsidiaries have taken such actions as are reasonably necessary to maintain the validity of all registrations and applications for registration for Company Owned Intellectual Property, and the Company or its applicable Subsidiary is the sole and exclusive owner of such Company Owned Intellectual Property free and clear of any and all Liens. All Company Owned Intellectual Property is (other than patent applications or applications to register trademarks) valid and enforceable, no Company Owned Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and to the Company’s Knowledge, no such action is or has been threatened with respect to any Company Intellectual Property. The Company and its Subsidiaries have the right to use all Company Intellectual Property that is used in the Business and is material to the Business.

(c) The Company and its Subsidiaries do not, and in the three (3) years prior to the date hereof, have not, infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person. To the Company’s Knowledge, there is no infringement, misappropriation, dilution or other violation of any of the Company Owned Intellectual Property by any third party. In the three (3) years prior to the date hereof, the Company and its Subsidiaries have not received written notice of any claims or allegations challenging the validity or ownership by the Company and its Subsidiaries of any Company Intellectual Property or alleging infringement, misappropriation, dilution or other violation by the Company and its Subsidiaries. To the Company’s Knowledge, no Company Owned Intellectual Property that is material to the Business is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have taken commercially reasonable steps designed to protect rights in all trade secrets and confidential and proprietary information (both of the Company and its Subsidiaries and that of third Persons that the Company and its Subsidiaries have received under an obligation of confidentiality) and to maintain and protect all Company Intellectual Property, including safeguarding any such information that is accessible through IT Assets. To the Company’s Knowledge, there has been no breach, unauthorized disclosure or unauthorized use of the Company and its Subsidiaries’ confidential and proprietary information by any Person.

(e) No Governmental Authority, university or educational institution has sponsored research and development in connection with the Business as currently conducted under an agreement or arrangement that would provide such Governmental Authority, university or educational institution with any claim of ownership to any Company Owned Intellectual Property that is necessary for or material to the Business. Neither the Company nor any of its Subsidiaries has made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations that would, as a condition of membership or participation, obligate the Business to grant licenses to any Person or otherwise impair or limit any of the Company’s or any of its Subsidiaries’ control or use of any material Company Owned Intellectual Property.

(f) In the three (3) years prior to the date hereof, there have been no material failures, breakdowns, outages, malfunctions, continued substandard performance, denial-of-service, instances of unavailability or other adverse events affecting any IT Assets used in the conduct of the Business. The IT Assets do not have any material security vulnerabilities, “back door”, virus, malware, Trojan horse, or similar malicious code or material bugs. The IT Assets that are material to the Company or any of its Subsidiaries are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary for the conduct of the Business as currently conducted including having sufficient capacity and maintenance and support requirements to satisfy the material requirements of the Business. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets. There has been no internal or external audit, inspection or examination, including any penetration testing, of the IT Assets that has identified any unremediated issue that would be considered a material deficiency or a material weakness in the Business’s internal control structures and procedures or any issue that required the Company or any of its Subsidiaries’ to disclose a risk of non-compliance to any Governmental Authority.

(g) The Company Intellectual Property constitutes all of the Intellectual Property necessary and sufficient to operate and conduct the Business in all material respects in the same manner immediately following the Closing as conducted as of the date hereof.

(h) The Company and its Subsidiaries (i) are, and during the prior three (3) years have been, in compliance in all material respects with all applicable Laws relating to (a) the collection, storage, use, transfer, sharing, protection, marketing, location tracking, customer tracking, marketing, privacy, security, and processing of Personal Data including all customer proprietary network information (“CPNI”) rules (“Privacy Laws”), (b) industry standards, guidelines, codes and practices to which the Company and any of its Subsidiaries purport to comply with or be bound with respect to the foregoing, (c) their published privacy policies, and contractual obligations applicable to the Company’s and its Subsidiaries’ processing of Personal Data; and (ii) take and have taken commercially reasonable measures consistent with standard industry practices in the industry in which they operated designed to protect Personal Data in their possession or control against loss, misappropriation, destruction, damage, and unauthorized access, use, modification or other misuse. The Company and its Subsidiaries (a) have regularly conducted and regularly conduct vulnerability testing risk assessments, and external audits of the IT Assets; (b) have timely corrected any vulnerabilities identified in such vulnerability testing risk assessments and audits; and (v) timely installed security patches and other fixes to identified technical information security vulnerabilities. The Company and its Subsidiaries are in material compliance with the applicable requirements of the Payment Card Industry Data Security Standard.

(i) In the three (3) years prior to the date hereof, there has been no material unauthorized access, misappropriation, use, processing, loss, destruction, modification, or disclosure of Personal Data in the possession or control of the Company or its Subsidiaries. The Company and its Subsidiaries have not provided any notices to, nor have been legally required to provide any such notices, to any Person as a result of any such security breach. To the Company’s Knowledge, no third-party processing Personal Data on behalf of Company has experienced a security breach affecting Company Personal Data.

(j) To the Company’s Knowledge, in the prior (3) years, there is no pending, nor has there ever been any, material complaint, audit, proceeding, investigation, or claim against the Company or its Subsidiaries initiated by any Governmental Authority, nor, to the Knowledge of the Company, is any such action threatened alleging that any processing of Personal Data by the Company or its Subsidiaries is in violation of any applicable Privacy Laws.

(k) Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated in this Agreement will violate any Privacy Laws.

4.11 Labor Matters.

(a) Each Company Employee will be transferred to the Company or one of its Subsidiaries in connection with the Pre-Closing Restructuring Transactions or remain employed by the Company or one of its Subsidiaries after giving effect to the Pre-Closing Restructuring Transactions. Each employee of the Company or one of its Subsidiaries who is not a Company Employee shall be transferred to T-Mobile USA, Inc. or one of its Subsidiaries in connection with the Pre-Closing Restructuring Transactions (other than the Company or one of its Subsidiaries after giving effect to the Pre-Closing Restructuring Transactions).    Other than Company Employees and former employees who are no longer employed by T-Mobile USA, Inc. or any of its Subsidiaries, no Person has regularly spent more than fifty percent (50%) of his or her work time in the conduct of the Business during the six (6)-month period prior to the date hereof, except in connection with the negotiation of this Agreement. Each Company Employee has regularly spent more than fifty percent (50%) of his or her work time in the conduct of the Business during the six (6)-month period prior to the date hereof. The Company has provided to Buyer each Company Employee’s title, location, date of hire, employing entity, base pay, accrued paid time off, equity compensation award details, exempt or non-exempt classification (for United States based employees), leave status and, if applicable, anticipated return date, in each case, subject to applicable privacy Laws for employees located outside of the United States.

(b) The Company Contract pursuant to which each Company Independent Contract performs services for the Business will be transferred to the Company or one of its Subsidiaries in connection with the Pre-Closing Restructuring Transactions or remain with the Company or one of its Subsidiaries after giving effect to the Pre-Closing Restructuring Transactions. The Company has provided to Buyer each Company Independent Contractor’s Person’s location, date of engagement and fee rate.

(c) Except as set forth in Schedule 4.11(c), neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor or collective bargaining agreement with any union, works council or labor organization and there are no labor or collective bargaining agreements governing the terms and conditions of employment with respect to any Company Employees. There are and during the past three (3) years there have been no representation proceedings or petitions by any labor organization or group of Company Employees seeking a representation proceeding against Seller, the Company or any of its Subsidiaries, or any of their respective Affiliates, pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Company’s Knowledge, there is and during the past three (3) years there has been no organizing activity for the purpose of collective bargaining against Seller, the Company or any of its Subsidiaries, or any of their respective Affiliates, pending or, to the Company’s Knowledge, threatened by any labor organization or group of Company Employees. There are and during the past three (3) years there have been no (i) strikes, work stoppages, slowdowns or lockouts or (ii) material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened against the Seller, the Company or any of its Subsidiaries, or any of their respective Affiliates, with respect to the Company Employees.

(d) There are and during the past three (3) years there have been no complaints, charges or claims related to the Business against Seller, the Company or any its Subsidiaries, or any of their respective Affiliates, pending or, to the Company’s Knowledge, threatened with any Governmental Authority based on or arising out of the employment or termination of employment or failure to employ any individual. To the extent relating to the Business, Seller, the Company and its Subsidiaries, and their respective Affiliates, are in compliance and, for the past three (3) years have complied, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, employee classification, social benefits contributions, severance pay, WARN, collective bargaining, discrimination, civil rights, safety and health, work authorization, discrimination, workers’ compensation and the collection and payment of withholding or social security taxes and any similar Tax. Except as set forth on Schedule 4.11(d), during the past three (3) years, to the extent relating to the Business, there has been no (i) “mass layoff” or “plant closing” (as defined by WARN) or (ii) furlough or temporary layoff that could reasonably be expected to result in “employment loss” (as defined by WARN) that triggers notice requirements under WARN.

(e) To the extent relating to the Business, Seller, the Company and its Subsidiaries, and their respective Affiliates, have reasonably investigated all known sexual harassment allegations in compliance with applicable Law. With respect to each such allegation reasonably deemed by the applicable Person to have merit, such Person has taken reasonable corrective action in compliance with applicable Law. To the extent relating to the Business, Seller, the Company or any its Subsidiaries, or any of their respective Affiliates have not, within the five (5)-year period prior to the date hereof, entered into any settlement agreement, separation agreement, or non-disclosure agreement with respect to material allegations of sexual harassment allegedly committed by any officers, executive employees or other senior level management employees of Seller or any of its Affiliates, to the extent relating to the Business, or the Company or its Subsidiaries.

4.12 Employee Benefit Plans.

(a) Schedule 4.12(a) sets forth a correct and complete list of each Company Plan (which are separately identified with an asterisk) and each material Seller Plan.

(b) True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available or provided to Buyer to the extent applicable: (i) all plan documents (or, with respect to any such Company Plan that is not in writing, a written description of the material terms of such plan) and all sub-plans and trust documents, insurance contracts or other funding arrangements, and amendments related thereto to the extent currently effective, (ii) the financial statements for the most recent plan year and, where applicable, the Form 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination or opinion letter, (v) any material, non-routine correspondence with a Governmental Authority during the past three (3) years, (vi) written results of any required compliance testing for the most recent plan year and (vii) the most recent summary plan description and any summaries of material modification thereto required under ERISA. A summary of each material Seller Plan has been made available or provided to Buyer. No participant other than a Company Employee (or a beneficiary or dependent thereof) participates in any Company Plan.

(c) The Company Plans have been established, administered, funded and maintained, in all material respects, in accordance with their terms, and with all applicable provisions of ERISA, the Code and other Laws. Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in all material respects in compliance with the requirements of Section 409A(a)(2), (3) & (4) of the Code and the regulations promulgated thereunder. All Seller Plans that are group health plans are, and have been operated, in material compliance with Section 601 et seq. of ERISA and Section 4980B of the Code or similar foreign, state or local Laws (collectively, “COBRA”). All contributions, distributions and premium payments required to have been made under or with respect to any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects.

(d) Each Seller Plan covering Company Employees that is intended to be tax qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the IRS. There are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or exemption.

(e) None of the Company or any of its Subsidiaries has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under (including liability on account of an ERISA Affiliate), any and no Company Plan is (i) a plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company Plan provides health or welfare benefits for any retired or former employee of the Business, or their beneficiaries or dependents, nor is the Company or any of its Subsidiaries obligated to provide health or welfare benefits to any Company Employees after such employee’s retirement or other termination of service, except for continuation coverage required to be provided by COBRA, the full cost of which is borne by the employee or former employee, or such employee’s beneficiaries or dependents).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will, except as expressly contemplated in this Agreement, (i) result in any payments or benefits becoming due to any Company Employee or Company Independent Contractor under any Seller Plan (to the extent material) or Company Plan, (ii) increase the compensation or benefits payable, including with respect to equity and equity-based benefits, under any Seller Plan (to the extent material) or Company Plan, with respect to any Company Employees or Company Independent Contractors, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity or equity-based benefits, under any Seller Plan, with respect to any Company Employees or Company Independent Contractors, or under any Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan, (v) result in or entitle any current or former employee, consultant, independent contractor or director of the Business, or the Company and its Subsidiaries to any loan forgiveness or (vi) create any limitation or restriction on the right of the Company and its Subsidiaries to merge, amend or terminate any Company Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that would not be deductible by the Company, its Subsidiaries or their respective Affiliates by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g) There are no pending or, to the Company’s Knowledge, threatened, Actions (other than routine benefit claims) arising from or relating to the Seller Plans, with respect to any Company Employees or Company Independent Contractors or arising from or relating to the Company Plans. With respect to each Company Plan, no investigation, audit, action or other Action by the Department of Labor, IRS or any other Governmental Authority is in progress or, to the Company’s Knowledge, threatened.

(h) All Company Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Authority having jurisdiction with respect to such Company Plans any determination or registration required to give effect to such Company Plans, (ii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment and (iii) to the extent providing pension (other than pension plans that are defined contribution plans and are treated as such under GAAP), termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Schedule 4.12(h) and are, where required by applicable law or GAAP, fully funded or book reserved, as applicable.

4.13 Insurance. Schedule 4.13 sets forth a true and complete list of all material fire, liability, workers’ compensation, property, casualty and other formed of insurance owned or held by or for the benefit of the Company and its Subsidiaries as of the date hereof. The assets of the Company and its Subsidiaries are subject to insurance policies that, in the aggregate, are customary and commercially reasonable for a business of the nature and size of the Business. Such policies are, in all material respects, in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under any material provision contained in any such policies, and to the Company’s Knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or otherwise permit termination or modification thereunder. All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods. There is no material claim pending under any such policy as to which coverage has been denied by any underwriter of such policy.

4.14 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.14(a), the Company and its Subsidiaries are, and during the prior three (3) years have been, operating the Business in compliance in all material respects with all Laws which are applicable to the Business, including the Communications Act, the State PUC Laws and the Copyright Act. As of the date hereof, neither the Company nor any of its Subsidiaries has, during the prior three (3) years, received any written or, to the Company’s Knowledge, oral notice of any actual or alleged material violation of Law and no Claims have been made or, to the Company’s Knowledge, investigations brought against the Company or any of its Subsidiaries alleging any material violation of Laws.

(b) Except as set forth on Schedule 4.14(b), the Company and its Subsidiaries hold, and during the prior three (3) years have held, all Permits, and all such Permits are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with the terms of all such Permits. All such Permits will be available for use by the Company and its Subsidiaries immediately after the Closing, and no event has occurred or circumstance exists that would reasonably be expected (with or without notice or lapse of time or both) to constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement of any such material Permit, or result in the (or give rise to any right of) revocation, withdrawal, suspension, modification, cancellation, impairment, forfeiture, limitation or termination thereof, and neither the Company nor any of its Subsidiaries has received any written notice alleging any of the foregoing. No Action is pending or, to the Company’s Knowledge, threatened, regarding the revocation or limitation of any such Permit.

(c) Without limiting the generality of the foregoing, (i) except as set forth on Schedule 4.14(c), all material registrations statements, reporting forms, certifications and all notices required to be filed by the Communications Act and any State PUC Laws have been timely filed, (ii) the Systems currently meet in all material respects or exceed the technical standards set forth in the Communications Act and (iii) the Systems are in compliance in all material respects with all FCC rules and any State PUC Laws relating to annual regulatory fees and mandatory assessments.

(d) Except for proceedings generally affecting fiber systems, there are no applications, petitions, complaints, investigations, cease and desist orders, notices of violation, notice of apparent liabilities, forfeitures, proceedings or other actions pending or, to the Company’s Knowledge, threatened from or before the FCC, any State PUC or any other Governmental Authority relating to the Business, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries, officers, employees or agents is aware of or has taken any action on behalf of the Company, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or a violation by such Persons of any other applicable anti-bribery or anti-corruption laws. None of the Company or its directors, officers, employees or agents, nor, to the Company’s Knowledge, any of the Subsidiaries, consultants, vendors, representatives or business partners has in relation to the Company’s or its Subsidiaries’ business, directly or indirectly, violated the FCPA or other applicable anti-bribery, anti-corruption, anti-kickback, anti-money laundering, or related Laws and the Company and its Subsidiaries have instituted, and maintains and enforces, policies and procedures designed to comply with all applicable anti-bribery and anti-corruption laws. Without limiting the foregoing, neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries, officers, employees or agents have directly or indirectly offered, made or received any contribution of any kind, gift or gratuity, bribe, rebate, payoff, influence payment, kickback or other payment to any person, regardless of form, whether in money, property, or services, in violation of applicable Law, including (i) to obtain favorable treatment in securing business for, (ii) to pay for favorable treatment for business secured by or (iii) to obtain special concessions or for special concessions already obtained for the Company.

(f) The Company, its Subsidiaries and their operations do not and have not violated applicable (i) financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, or (ii) money laundering Laws or guidelines issued, administered or enforced by any Government Authority (collectively, the “Money Laundering Laws”), and no Action by or before any Government Authority or arbitrator involving the Company with respect to the Money Laundering Laws is pending, has ever been pending or, to the Company’s Knowledge, is threatened or has ever been threatened.

(g) Neither the Company nor, any of its Subsidiaries, directors, officers, or, to the Company’s Knowledge, employees, representatives, consultants, business partners, vendors, or agents is (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Export Control Laws; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person. Except as set forth in Schedule 4.14(g), in the past five years, the Company and its Subsidiaries have (i) complied with applicable Export Control Laws and Sanctions; (ii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and (iii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no, and (except with respect to eminent domain Actions) in the prior three (3) years there have been no, Action pending, threatened in writing, or, to the Company’s Knowledge, threatened orally by or against the Company or any of its Subsidiaries or their respective assets or the Business which (a) would result, or would reasonably be expected to result, in any liability or damage to the Company or any of its Subsidiaries in excess of $250,000 or the imposition of material equitable or other material non-monetary relief on the Company or any of its Subsidiaries or (b) would reasonably be expected to, individually or in the aggregate, materially impede, prevent or delay the performance of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement.

4.16 Financial Statements.

(a) Schedule 4.16(a) sets forth true, correct and complete copies of (i) the consolidated unaudited balance sheet of the Business as of December 31, 2021 and the related consolidated unaudited statements of operations of the Business as of and for the twelve (12)-month period ended December 31, 2021 (the “Annual Financial Statements”) and (ii) the consolidated unaudited balance sheet of Business as of June 30, 2022 and the related consolidated unaudited statements of operations of the Business as of and for the six (6)-month period ended June 30, 2022 of the Company and its Subsidiaries (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and are consistent with, the books and records of the Business and all accounts, books and records and ledgers maintained by the Company and its Subsidiaries are properly and accurately kept and are true, correct and complete in all material respects, and (ii) except as set forth on Schedule 4.16(b), fairly present, in all material respects, the financial position and results of operations of the Business, as applicable, as of the dates thereof and for the periods indicated. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of their financial reporting. There has never been (x) to the Company’s Knowledge, any significant deficiency or weakness in the system of internal accounting controls used by the Company or any of its Subsidiaries, (y) any fraud or other wrongdoing that involves any of the management of the Company or any of its Subsidiaries or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.

4.17 No Undisclosed Liabilities. Except as set forth on Schedule 4.17, none of the Company or any of its Subsidiaries has any material liabilities or obligations that would be required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries prepared in conformity with GAAP (or disclosed in the notes thereto), except for liabilities which are (a) adequately and appropriately reflected or reserved for in the Interim Financial Statements (but, for the avoidance of doubt, solely to the extent such reserve was determined with reasonable judgment in conformity with GAAP), (b) that are Closing Unpaid Transaction Expenses or otherwise incurred in connection with the transactions contemplated hereby or (c) current liabilities incurred in the ordinary course of business since the date of the balance sheet included in the Interim Financial Statements (none of which result from breach of contract, breach of warranty, tort, infringement, breach, default under or violation of any contractual obligation or Law).

4.18 Absence of Changes. Since the date of the balance sheet included in the Interim Financial Statements through the date hereof, (a) there has not occurred any event, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) the Company and its Subsidiaries have operated the Business in all material respects in the ordinary course of business.

4.19 Related Party Transactions. Except (w) as set forth on Schedule 4.19, (x) in connection with Indebtedness of Seller or its Affiliates with respect to which the Company and Subsidiaries will not be party to, subject to or obligated under as of the Closing, (y) intercompany Contracts solely among the Company and its Subsidiaries and (z) other intercompany Contracts with respect to which the Company and its Subsidiaries will not have liabilities after giving effect to the Pre-Closing Restructuring Transactions, none of the Company or any of its Subsidiaries are or, after giving effect to the Pre-Closing Restructuring Transactions will be, a party to any Contract

(other than Organizational Documents and Employee Plans), transaction or arrangement between the Company and/or any of its Subsidiaries, on the one hand, and any (a) officer, director or Affiliate of the Company or any of its Subsidiaries, (b) except as set forth on Schedule 4.19, to the Knowledge of the Company, any direct or indirect relation by blood, marriage or adoption of any of the Persons described in the foregoing clause (a), or (c) any Affiliate of any of the foregoing (in each case, other than the Company or any of its Subsidiaries), on the other hand (each such Person described in the foregoing clauses (a)-(c), other than the Company and its Subsidiaries, a “Related Party”). No Related Party (i) has any material interest or right in any material property (real, personal or mixed), assets or rights, tangible or intangible, used by the Company or any of its Subsidiaries, (ii) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Material Customer or Material Vendor or (iii) owes any money to, or is owed any money by, the Company or any of its Subsidiaries (other than compensation or expense reimbursement received as employees or directors in the ordinary course of business or as a result of commercial transactions on an arms’ length basis).

4.20 No Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is directly or indirectly entitled to any fee, commission, charge or other similar compensation, in each case, in connection with the transactions contemplated by this Agreement, except for Houlihan Lokey Capital, Inc. (or Affiliates thereof), acting on behalf of Seller and its Affiliates, the fees of which will be paid by Seller or one of its parent entities (or as part of the Closing Unpaid Transaction Expenses).

4.21 Material Customers and Vendors.

(a) Schedule 4.21(a) sets forth a true and complete list of the top twenty (20) largest customers (the “Material Customers”) of the Company and its Subsidiaries, taken as a whole, based on actual revenue received by the Business for (a) the calendar year ending December 31, 2021 and (b) the six (6)-month period ended June 30, 2022, together with the total revenue in the aggregate associated with each such customer during each such period.

(b) Schedule 4.21(b) sets forth a true and complete list of the top three (3) equipment vendors of the Business (the “Material Vendors”), based on based on expenditures by the Company and its Subsidiaries for (a) the calendar year ending December 31, 2021 and (b) the six (6)-month period ended June 30, 2022.

4.22 Exclusivity of Representations. Except as expressly set forth in this Article 4, the certificate to be delivered pursuant to Section 8.2(c) or in the Company Ancillary Documents, neither Sprint Communications nor the Company makes any representation or warranty of any kind, nature or description, express or implied, including any warranty of title, merchantability or fitness of any asset for a particular purpose or with respect to any projections or future financial or operational performance of the Company, in connection with the transactions contemplated hereby. The representations and warranties of Sprint Communications and the Company set forth in this Article 4, the certificate to be delivered pursuant to Section 8.2(c) or in the Company Ancillary Documents are the only representations and warranties of or on behalf of Sprint Communications or the Company with respect to the subject matter of this Agreement or any Company Ancillary Document or the transactions contemplated hereby or thereby.

ARTICLE 5

BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller:

5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. Buyer is a wholly owned Subsidiary of Guarantor.

5.2 Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents by Buyer have been duly and validly authorized and approved by all necessary action on the part of Buyer and its governing body and/or equity holders, as and if applicable, and do not require any further proceeding, authorization or consent of Buyer or its governing body and/or equity holders, as and if applicable. Buyer has full power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement is, and each Buyer Ancillary Document when executed and delivered by Buyer and the other parties thereto will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto), a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Documents, and the consummation by Buyer of the transactions contemplated hereby or thereby, do not and will not, directly or indirectly, with or without notice or the passage of time or both: (a) conflict with, violate, or result in any breach or event of default under any Organizational Documents of Buyer; (b) conflict with, violate, result in a breach of the terms and conditions of, or result in any breach, or event of default under any lease, Contract or agreement to which Buyer is a party or by which Buyer or any of its assets or properties are bound; (c) conflict with, violate or breach, any Law to which Buyer, any of its assets or properties are bound; (d) give rise to any right of termination, cancellation, modification, or acceleration of obligations under, or default (or event which with giving of notice or lapse of time, or both, would become a default) or loss of any material benefit under any of the terms, conditions or provisions of any Contract or Permit to which Buyer is a party or by which Buyer or any of its assets or properties are bound; (e) result in the imposition of a Lien on any of the assets or properties of Buyer; or (f) require the consent, approval or authorization of, or notice to or a filing by Buyer with, any Governmental Authority (except with respect to the Regulatory Approvals) or any other Person, except, in each of the foregoing clauses (b)-(f), as would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Agreement.

5.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against or affecting Buyer which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair or otherwise materially and adversely affect Buyer’s ability to perform its obligations under this Agreement or any Buyer Ancillary Document or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Documents.

5.5 Securities Laws. The Membership Interests to be acquired by Buyer pursuant to this Agreement shall be acquired for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities Laws. Buyer is able to bear the economic risk of its investment in the Membership Interests for an indefinite period of time and acknowledges that the Membership Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 Sufficiency of Funds. Buyer has, or will have at the Closing, sufficient funds or immediate access thereto to make all payments required to be made by it hereunder when due (including, if applicable, the payment of the Estimated Purchase Price at the Closing) and otherwise to satisfy all of its obligations in connection with the transactions contemplated hereby, including payment of all fees and expenses for which it is responsible under the terms of this Agreement. Notwithstanding anything to the contrary herein, the obligation of Buyer to consummate the transactions contemplated by this Agreement is not subject to consummation of any financing arrangements or obtaining financing or the availability of any financings to Buyer or any of its Affiliates.

5.7 Solvency. Assuming (a) the satisfaction of the conditions in Article 8, (b) the accuracy in all material respects of the representations and warranties set forth in Article 3 and Article 4 and in the Seller Ancillary Documents and the Company Ancillary Documents, (c) the Company and its Subsidiaries (on a consolidated basis) are Solvent immediately prior to the Closing, and (d) the most recent estimates, projections, forecasts or revenue or earning predictions regarding the Company and its Subsidiaries furnished to Buyer or its Affiliates or Representatives have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, Buyer, the Company and its Subsidiaries shall be Solvent. For purposes of this Agreement, “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the present fair salable value of such Person’s assets, on a consolidated basis (i.e., the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises), will, as of such date, exceed all of such Person’s liabilities, contingent or otherwise, on a consolidated basis, as of such date, (b) such Person, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged and (c) such Person, on a consolidated basis, will be able to pay its debts and liabilities (whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured) as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement.

5.8 Projections and Other Information; Non-Reliance. Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to the Business, the Membership Interests, Seller, the Company or any of its Subsidiaries that has been made available to Buyer or any of its representatives by the Company, any of its Subsidiaries, any of their respective Affiliates, any of their respective representatives or any other Person in any “data rooms,” “virtual data rooms,” management presentations, confidential information memoranda, other marketing materials or in any other form, (a) Buyer is not relying on such information in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it and (e) Buyer does not have, and will not assert, any claim against the Company, its Subsidiaries or any of their respective Affiliates or any of their respective members, managers, directors, officers, employees or representatives, or hold any such Person liable with respect thereto. Buyer acknowledges and agrees that (i) none of Seller, the Company any of its Subsidiaries, any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Membership Interests, Seller, the Company, its Subsidiaries, the Business or the transactions contemplated by this Agreement or any Ancillary Document, except as expressly set forth in the representations and warranties of each Seller in Article 3, the certificate to be delivered pursuant to Section 8.1(c) or any Seller Ancillary Document and in the representations and warranties of the Company in Article 4, the certificate to be delivered pursuant to Section 8.2(c) or any Company Ancillary Document, as applicable, (ii) except as expressly set forth in this Agreement, none of Seller, the Company, its Subsidiaries or any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda relating to the Company, its Subsidiaries or the Business, or other publications, marketing materials or data room information provided to or made available to Buyer, its Affiliates or their representatives, or any other document or information in any form provided to or made available Buyer, its Affiliates or their representatives in connection with the transactions contemplated hereby, and (iii) except as expressly set forth in Article 3 or the certificate to be delivered pursuant to Section 8.1(c) or Article 4 or the certificate to be delivered pursuant to Section 8.2(c) or in any Seller Ancillary Document or Buyer Ancillary Document, as applicable, none of Buyer or any of its Affiliates, agents, employees or representatives is relying on, will rely on or has relied on any other representation or warranty of Seller, the Company, its Subsidiaries, their respective Affiliates or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

5.9 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.10 Exclusivity of Representations. Except as expressly set forth in this Article 5, the certificate to be delivered pursuant to Section 7.1(c) or in any Buyer Ancillary Document, Buyer makes no representation or warranty of any kind, nature or description, express or implied, in connection with the transactions contemplated hereby. The representations and warranties of Buyer set forth in this Article 5, the certificate to be delivered pursuant to Section 7.1(c) or in any Buyer Ancillary Document are the only representations and warranties of or on behalf of Buyer with respect to the subject matter of this Agreement or any Buyer Ancillary Document or the transactions contemplated hereby or thereby.

ARTICLE 6

COVENANTS

6.1 Company Conduct of Business. Between the date hereof and the Closing, except (w) as expressly permitted by this Agreement, (x) as contemplated by Schedule 6.1, (y) as required to implement the Pre-Closing Restructuring Transactions (as set forth on Exhibit A) or (z) as required by Law, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and Sprint Communications shall and shall cause the Company and each of its Subsidiaries to (in each case, as it relates to the Business):

(a) operate the Business in the ordinary course of business and conduct the Business in all material respects in accordance with all applicable Laws;

(b) use their commercially reasonable efforts to preserve intact the Business and the Company’s and its Subsidiaries’ organization, goodwill, assets and relationships with employees, customers, suppliers, distributors and others having business dealings with them;

(c) not sell, lease, sublease, exclusively license, assign, transfer, encumber or otherwise dispose of, or permit a Lien (other than a Permitted Lien) to exist on, any asset, property or right (including, but not limited to, Real Property and Intellectual Property) of the Company or any of its Subsidiaries or which is material to the Business, other than any disposition of obsolete assets in the ordinary course of business;

(d) except as otherwise required by Law, not (i) hire, terminate the employment or service, promote or change the employment status or title of any employee or service provider of the Business (including any Company Employee or Company Independent Contractor), (A) of any employees whose annual base pay exceeds $150,000 and (B) for all other employees not covered by clause (A), except in the ordinary course of business (in each case (clauses (A) and (B)), excluding any terminations for “cause” as determined by the Company); (ii) increase or promise to increase the compensation or grant any severance or termination pay to any of the Company Employees, Company Independent Contractors or other employees or service providers of the Business, except for, increases in salary or wages rates in the ordinary course of business but in any event not to exceed three percent (3%) of annual base pay for such employees in the aggregate (as determined on the date of this Agreement); (iii) establish, adopt, enter into, materially amend or terminate any Company Plan; (iv) adopt or amend any Company Plan that would materially increase the costs to the Company and its Subsidiaries; or (v) enter into any labor or collective bargaining agreement with any union, works council or labor organization;

(e) keep in full force and effect the insurance policies (comparable in amount and scope) covering the Company and its Subsidiaries as of the date hereof, or replacement insurance policies that do not reduce the coverage applicable to the Company and its Subsidiaries in any material respect;

(f) not (i) amend in any material respect, terminate or initiate termination of or waive any material term under any Material Company Contract or enter into any Contract that would have been a Material Company Contract were the Company and/or any of its Subsidiaries a party or subject thereto on the date of this Agreement, (ii) amend in any material respect any Material Company Contract or (iii) terminate, accelerate or waive any material right under any Material Company Contract (excluding the expiration of any Material Company Contract in accordance with its terms);

(g) not (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any Membership Interests or other Equity Interests in the Company or any of its Subsidiaries or in Sprint Communications or any securities convertible into or exchangeable for or entitling the holder thereof to purchase or receive any Membership Interests or other Equity Interests in the Company or any of its Subsidiaries or in Sprint Communications, (ii) split, combine, adjust, subdivide, recapitalize or reclassify any Membership Interests or other Equity Interests in the Company or any of its Subsidiaries or in Sprint Communications, (iii) issue or sell any additional interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Membership Interests or other Equity Interests in the Company or any of its Subsidiaries or in Sprint Communications, or (iv) redeem, purchase or otherwise acquire directly or indirectly any outstanding Membership Interests or other Equity Interests in the Company or any of its Subsidiaries or in Sprint Communications; provided that nothing herein shall prohibit the Company or any of its Subsidiaries or Sprint Communications from making cash distributions to its members prior to the Reference Time;

(h) not incur, create, assume, guarantee or otherwise become liable for any Indebtedness that will remain outstanding after the Reference Time, other than trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business and included in Closing Net Working Capital to the extent outstanding as of the Reference Time;

(i) not make any loan to any Person, other than (A) advancements of business expenses made to employees, consultants and advisors of the Company or any of its Subsidiaries, in each case, in the ordinary course of business, (B) intercompany arrangements among the Company and its Subsidiaries and (C) intercompany arrangements with Seller or its other Affiliates that will be terminated at or prior to the Closing;

(j) not (i) acquire (including by merger, consolidation or acquisition of Equity Interests or assets) any Person, business organization or any division thereof or (ii) enter into any joint venture (in which Seller or any of its Affiliates, on the one hand, and an unaffiliated third party, on the other hand, each own Equity Interests of such joint venture entity) or partnership (in which Seller or any of its Affiliates, on the one hand, and an unaffiliated third party, on the other hand, each own Equity Interests of such partnership entity) or (iii) acquire any real property, except for acquisitions of real property in the ordinary course of business that in each case have a purchase price of less than $1,000,000;

(k) not change in any material respect any accounting practices, principles, policies, procedures or methods (except for any change required under GAAP) or fail to maintain the books and records relating to the Business in any material respect;

(l) not make, change or rescind any material election relating to Taxes, prepare or file any income or other material Tax Return in a manner inconsistent with prior practice, amend any income or other material Tax Return, enter into any closing agreement relating to Taxes, settle or compromise any material claim, Action, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment of or determination of any material Taxes, surrender any right to claim any income or other material Tax refund or other reduction of material Taxes, incur any liability for material Taxes outside the ordinary course of business, or adopt or change any of its methods of reporting income or deductions on its income Tax Returns, or the classifications of its existing property and assets, for any taxable period ending on or after December 31, 2021, in each case, to the extent such action would reasonably be expected to adversely bind or affect, Buyer, the Company or any of its Subsidiaries after the Closing;

(m) not amend, supplement or otherwise modify or waive any provision of, or propose or adopt any amendments or modifications to, the Organizational Documents of the Company or any of its Subsidiaries or form any Subsidiary;

(n) not adopt a complete or partial plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) make any capital expenditures or commitments to make capital expenditures with respect to the Business which would, or could reasonably be expected to, result in, obligations of the Company or any of its Subsidiaries in excess of $5,000,000 during the period following the Closing;

(p) not declare or pay any dividend on, or make any other distribution in respect of any Equity Interests of the Company (other than cash dividends or distributions made prior to the Reference Time);

(q) not cancel, surrender, allow to expire or fail to renew, any material Permits of any Group Company;

(r) cancel, settle, waive, release, or compromise any pending or threatened Action (or series of related Actions) (i) having a value in excess of $250,000 per claim or outside of the ordinary course of business, (ii) relating to the transactions contemplated by this Agreement or (iii) involving any admission of wrongdoing by the Company or any of its Subsidiaries or recourse against, or obligation of, the Company or any of its Subsidiaries other than the payment of monetary damages;

(s) not (i) sell or lease (as lessor or sublessor) any fiber or (ii) enter into any fiber swaps (and similar arrangements);

(t) not deliver notices to any of its customers stating that it has discontinued, or is intending to discontinue, any service if a similar service is provided by Buyer or any of its Affiliates; provided, that the parties agree that Seller’s MPLS service is similar to Buyer’s VPLS services; and

(u) not agree, commit or resolve to take any actions inconsistent with the foregoing.

6.2 Pre-Closing Restructuring Transactions; Further Assurances.

(a) Prior to the Closing, Seller shall cause the Pre-Closing Restructuring Transactions to be consummated in accordance in all material respects with applicable Law and in the manner set forth on Exhibit A, with any modifications thereto requiring Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to modifications that reflect the allocation of assets and liabilities contemplated by this Agreement, including Exhibit A); provided that, the parties acknowledge and agree that, notwithstanding the transactions set forth on Exhibit A, (i) in connection with the Pre-Closing Restructuring Transactions, (x) all assets of Sprint Communications and its Affiliates primarily related to the Business (including all customer contracts of the Business), except for shared assets (other than customer contracts and, to the extent relating to the Business, copies of any shared books and records included in such shared assets) that are not material in the aggregate to the Business and with respect to which appropriate provision will be made such that the Business continues to have rights thereto as it did prior to the Closing in accordance with Section 6.2(d) or through the Ancillary Documents, and (y) all liabilities of Sprint Communications and its Affiliates to the extent related to the Business, in each case, will be assigned to, or otherwise shall be the liability of, the Company or one of its Subsidiaries and (ii) notwithstanding clause (i), as a result of the Pre-Closing Restructuring Transactions the Company and its Subsidiaries are not (w) assuming any Tax liabilities unrelated to the Business, (x) assuming any corporate indebtedness of the Seller or its direct or indirect parent entities, (y) acquiring or retaining, as applicable, any Company Owned Intellectual Property or Intellectual Property subject to the IP License Agreement or (z) acquiring or retaining, as applicable, any assets or liabilities of Seller and its Subsidiaries set forth on Schedule 6.2(a). Seller shall, and shall cause its Affiliates to, provide drafts of all agreements and documents implementing the Pre-Closing Restructuring Transactions, including the plan of division and certificate of division related to the Divisive Merger, reasonably in advance of the consummation of the Pre-Closing Restructuring Transactions. Buyer shall have the right to review and comment on such agreements and documents prior to the execution thereof, and Seller and its Affiliates shall accept any reasonable comments provided by Buyer with respect thereto, as determined by Seller in its good faith discretion. Seller shall keep Buyer reasonably informed as to the status of the Pre-Closing Restructuring Transactions.

(b) After the Closing, each party shall, and shall use its commercially reasonable efforts to cause its Affiliates to, from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, including, at the expense of Seller, the Pre-Closing Restructuring Transactions.

(c) Without limiting the foregoing, after the Closing and at the expense of Seller, (i) in the event that Seller (or any of its Affiliate) receives any payment related to the Business or discovers that it is holding an asset of the Business (that Seller and its Affiliates are not intended to hold in accordance with the Pre-Closing Restructuring Transactions or the

Ancillary Documents), Seller shall promptly remit or cause to be promptly remitted such funds, or transfer or cause to be transferred such asset, to Buyer or its applicable Affiliate and (ii) in the event that Buyer (or any of its Affiliates) receives any payment related to the Wireless Business after the Closing or discovers that it is holding an asset of the Wireless Business (that Buyer and its Affiliates are not intended to hold in accordance with the Pre-Closing Restructuring Transactions or the Ancillary Documents), Buyer shall promptly remit or cause to be promptly remitted such funds, or transfer or cause to be transferred such asset, to Seller or its applicable Affiliate. The parties shall cooperate in good faith implement commercially reasonable arrangements to implement the undertakings set forth in this Section 6.2(c).

(d) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, cooperate with each other and shall use their commercially reasonable efforts to cause the Company Contracts that are applicable both to the Business and the Wireless Business (each such Contract, a “Shared Contract”) to be either (x) replaced with separate contracts (the “Replacement Contracts”) or (y) addressed by services rendered under the Transition Services Agreement (the “Replacement Services”), in either case, that provide that the Excluded Entity or the Company, or their applicable Affiliates, as applicable, receives contract rights and obligations under the Replacement Contracts or Replacement Services, as applicable, that are substantially similar to those contract rights and obligations under the Shared Contracts utilized by Seller, Sprint Communications or any of their Affiliates in the conduct of the Business or the Wireless Businesses, as applicable, prior to the Closing; provided that Shared Contracts that are not replaced with Replacement Contracts shall be held after the Pre-Closing Restructuring Transactions and the Closing as set forth on Schedule 6.2(d). Buyer and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Shared Contracts or replication of services thereunder as Replacement Services prior to the Closing and for a period of ninety (90) days following the Closing Date. If Buyer and Seller are not able to effect the separation or replication of a Shared Contract prior to the Closing, then after the Closing, until any such Shared Contract is separated pursuant to a Replacement Contract or replicated as a Replacement Service, to the extent permissible under Law and under the terms of such Shared Contract, Buyer and Seller (or their respective Affiliates) shall (i) assume and perform the liabilities under such Shared Contract relating to its business or the businesses of its Affiliates (and shall promptly reimburse the other party for any expenses relating thereto incurred by the other party or its Affiliates), allocated in accordance with this Section 6.2(d), (ii) hold in trust for the benefit of the other party and its Affiliates, and shall promptly forward to the other party or its designated Affiliate, any monies or other benefits received pursuant to such Shared Contract relating to the business of the other party (or the business of its Affiliates) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the parties and their Affiliates in a substantially similar economic position as if such Shared Contract was separated or its services replicated as Replacement Services as described above; provided that, notwithstanding the foregoing, following the Closing, (x) no Party shall have any obligation to renew any Shared Contract upon the expiration or termination thereof and (y) to the extent any such Shared Contract contains an “evergreen” provision that automatically renews such Shared Contract unless terminated or cancelled by either party thereto, the applicable party shall not be prohibited from terminating or canceling such Shared Contract as permitted pursuant to the terms thereof. With respect to liabilities under or resulting from a given Shared Contract, such liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract or Replacement Service, be allocated from time to time between the Excluded Entity, on the one hand, and the Company, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the liabilities relate to a specific period, over such period, and otherwise over the term of such Shared Contract, measured up to the date of the allocation, without duplication) by the Excluded Entity, on the one hand, or the Company, on the other hand, under such Shared Contract. Notwithstanding the foregoing, each Party shall be solely responsible for any and all liabilities to the extent arising out of or relating to such Party’s (or its Affiliates’) breach of such Shared Contract.

6.3 Tax Matters.

(a) The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among Buyer, Seller, and the Company for certain Tax matters following the Closing Date.

(b) Seller shall prepare and file or cause to be prepared and filed any Tax Return of the Company and each of its Subsidiaries (i) relating to any taxable period that ends on or before the Closing Date, and (ii) relating to a Straddle Period for which the due date of such Tax Return is on or before the Closing Date (“Pre-Closing Tax Returns”). Prior to the filing of any Pre-Closing Tax Return relating to annual income Tax Return filings, Seller shall provide Buyer with a substantially final draft of such Pre-Closing Tax Return at least fifteen (15) days prior, or as soon as reasonably practicable thereafter, but not less than five (5) days prior, to the due date for such Tax Return shall incorporate any reasonable comments made by Buyer and shall not file any such Pre-Closing Tax Return without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned, or delayed). Such Pre-Closing Tax Returns shall be prepared or completed in a manner consistent with past practices and methodologies of the Company and its Subsidiaries. Buyer and Seller acknowledge and agree that, to the extent allowed by applicable Tax Law at a “more likely than not” or higher standard level of comfort, any items of Closing Indebtedness and any portion of the Closing Unpaid Transaction Expenses, which are deductible under applicable Tax Law, shall be allocated to a Pre-Closing Tax Period for purposes of preparing and filing any Tax Returns and shall be deductible by Seller (or its Affiliates) and not by Buyer (or its Affiliates).

(c)

(i) Buyer shall be responsible for preparing and filing or causing to be prepared and filed all other Tax Returns of the Company and each of its Subsidiaries (“Buyer Tax Returns”). Prior to the filing of any Buyer Tax Return that relates to a Straddle Period where some or all of the Taxes reflected on such Tax Return are borne by Seller (either under Law or pursuant to this Agreement), the due date of which is after the Closing Date (“Straddle Period Returns”), Buyer shall provide Seller with a substantially final draft of such Straddle Period Return at least fifteen (15) days prior, or as soon as reasonably practicable thereafter, but not less than five (5) days prior, to the due date for such Tax Return, shall incorporate any reasonable comments made by Seller and shall not file any such Straddle Period Return without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned, or delayed). Such Straddle Period Returns shall be prepared or completed in a manner consistent with past practices and methodologies of the Company and its Subsidiaries. For the avoidance of doubt, this Section 6.3(c) shall not apply to Tax Returns of Seller or its direct or indirect owners, such as any income Tax return with respect to which the Company or any of its Subsidiaries are treated as disregarded entities not separate from Seller.

(ii) Notwithstanding Section 6.3(b) and Section 6.3(c)(i), with respect to ad valorem Taxes, if the date that a Tax Authority for a particular jurisdiction has the right to attach a lien to property located within such jurisdiction for a particular Tax period is during a Pre-Closing Tax Period, Seller shall have the sole right and responsibility to prepare and file the Tax Returns for such Tax period regardless of the due date of such Tax Return and in all other instances the Buyer shall have the sole right and responsibility to prepare and file the Tax Returns for such Tax period; provided that, this Section 6.3(c)(ii) shall not impact responsibility for the Taxes associated with such Tax periods.

(d) For purposes of determining Pre-Closing Tax Refunds, the amount of current Taxes to be included in Closing Net Working Capital or as is otherwise necessary or relevant for purposes of this Agreement, in the case of any Straddle Period, the amount of Taxes of the Company and its Subsidiaries allocable to the pre-Closing and post-Closing portions of such Straddle Period (i) in the case of any ad valorem or property or similar Taxes assessed on a periodic basis, shall be allocated on a daily basis and (ii) in the case of any Tax based upon or related to income, gains, payments or receipts (including, without limitation, sales and use Taxes, withholding, transfer, employment payroll Taxes and other Taxes not described in clause (i)), shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a daily basis.

(e) After the Closing Date, Buyer and Seller (and their respective Affiliates) agree to provide each other with such reasonable cooperation and information relating to the Company and its Subsidiaries as any other party may reasonably request in (i) preparing and filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit, examination or other administrative or judicial proceeding related to Taxes of the Company or any of its Subsidiaries (a “Tax Contest”), in each case, with respect to a Pre-Closing Tax Period or Straddle Period, (iv) providing necessary officer signatures or (v) effectuating the terms of this Agreement. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.3(e) and Seller shall have no obligation to provide a copy of any Tax Return of Seller or any of its Affiliates (other than Tax Returns solely for the Company and its Subsidiaries). Buyer and Seller agree to cooperate and act in good faith between the date hereof and the Closing Date to facilitate the orderly transition of the review and filing of Tax Returns and transition of other Tax functions.

(f) Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for and pay fifty percent (50%) of all governmental Taxes, fees and charges applicable to the consummation of the transactions contemplated hereby (including sales, use and real property transfer Taxes), but excluding any Taxes on or with respect to net income, profits or gains (collectively, “Transfer Taxes”); provided that Seller shall be responsible for and pay one hundred percent (100%) of any Transfer Taxes resulting from the Pre-Closing Restructuring Transactions. The parties shall cooperate in good faith to cause all Tax Returns or other filings with respect to all such Transfer Taxes to be filed on a timely basis and otherwise in accordance with applicable Law, including by promptly supplying any information in their possession that is reasonably necessary to complete such returns, and the non-paying party shall reimburse the paying party for the costs of any such filings and for any Transfer Taxes for which the non-paying party is responsible that are paid by the paying party or any of its Affiliates. Buyer and Seller agree to reasonably cooperate to mitigate or reduce such Transfer Taxes to the extent permitted by applicable Law.

(g)

(i) After the Closing, Seller agrees to notify Buyer promptly in writing upon receipt by Seller or any of its Affiliates of any notice of any pending or threatened Tax Contest and Buyer agrees to notify Seller promptly in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company and its Subsidiaries), of notice of any pending or threatened Tax Contest relating to Pre-Closing Taxes for which Seller would be responsible, whether under applicable Law, or pursuant to its indemnification obligations under Section 11.2(a) (such Taxes, “Covered Taxes” and such Tax Contest, a “Covered Tax Contest”); provided, that the failure of Buyer to provide any such notice shall not constitute a defense to any claim for indemnification hereunder, except and only to the extent that such failure to give such notice results in material prejudice to Seller. Buyer shall have the exclusive right to control any Covered Tax Contest, provided that, Buyer shall afford Seller the right to control, at its own expense, the conduct of such Covered Tax Contest if Seller so elects, in which case (i) Buyer shall be entitled to participate in such Covered Tax Contest, (ii) Seller shall keep Buyer informed with respect to material developments with respect thereto (including sending to Buyer on a timely basis a copy of all material correspondence, and inviting Buyer and its advisors to attend all material meetings and conference calls) and (iii) Seller shall not settle or compromise such Covered Tax Contest (or portion thereof) without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall have the exclusive right to control any Covered Tax Contest that Seller does not elect to control within ten (10) days of receipt of notice thereof (each such Tax Contest, a “Non-Covered Tax Contest”), in which case (x) Seller shall be entitled to participate in such Non-Covered Tax Contest, (y) Buyer shall keep Seller informed with respect to material developments with respect thereto (including sending to the Seller on a timely basis a copy of all material correspondence, and inviting Seller and its advisors to attend all material meetings and conference calls) and (z) Buyer shall not settle or compromise such Non-Covered Tax Contest (or portion thereof) without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(ii) If any Tax Contest involves both Covered Taxes and Taxes other than Covered Taxes, Buyer and Seller shall use reasonable efforts in good faith to attempt to bifurcate any such Tax Contest between the portion of the Tax Contest that relates to Covered Taxes (the “Seller Portion”) and the portion of the Tax Contest that relates to Taxes other than Covered Taxes (the “Buyer Portion”), including by jointly approaching the relevant Tax Authority with a request to bifurcate such Tax Contest, with the effect of bifurcation being that (w) the defense, settlement, compromise or any other resolution of the Seller Portion does not affect the defense, settlement or any other resolution of the Buyer Portion and (x) the defense, settlement, compromise or any other resolution the Buyer Portion does not affect the defense, settlement or any other resolution of the Seller Portion. If and to the extent that any such Tax Contest may be so bifurcated, notwithstanding Section 6.3(g)(i), Seller shall have the exclusive right to control, at its own expense, the conduct of the Seller Portion, and Buyer shall have the exclusive right to control, at its own expense, the conduct of the Buyer Portion; provided that, (y) (I) Buyer shall be entitled to participate in the Seller Portion, (II) Seller shall keep Buyer informed with respect to material developments with respect thereto (including sending to Buyer on a timely basis a copy of all material correspondence, and inviting Buyer and its advisors to attend all material meetings and conference calls) and (III) Seller shall not settle or compromise the Seller Portion (or portion thereof) without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (z) if and to the extent that Seller would reasonably be expected to be adversely impacted by the settlement or compromise of the Buyer Portion (or portion thereof) (I) Seller shall be entitled to participate in the Buyer Portion, (II) Buyer shall keep Seller informed with respect to material developments with respect thereto (including sending to Seller on a timely basis a copy of all material correspondence, and inviting Seller and its advisors to attend all material meetings and conference calls) and (III) Buyer shall not settle or compromise the Buyer Portion (or portion thereof) without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(h) Seller shall cause any Tax sharing, Tax allocation, Tax indemnity and other similar agreements between the Company and its Subsidiaries, on the one hand, and the Seller and any of its Affiliates, on the other hand, to be terminated prior to the Closing, in a manner that does not result in any remaining Tax or other liability for which Buyer, the Company or any of its Subsidiaries would be responsible after Closing.

(i) Any refunds of Pre-Closing Taxes (or credits in lieu thereof) that are actually realized in cash by Buyer or the Company and its Subsidiaries after the Closing Date that relate to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (such refund or credit, a “Pre-Closing Tax Refund”) shall be for the account of Seller, and Buyer shall pay over to Seller such refund within thirty (30) days after receipt thereof (or, in the case of a credit in lieu of a cash Tax refund, the filing of a Tax Return actually utilizing such credit), net of any Taxes and any other out-of-pocket costs incurred by Buyer or the Company or any of its Subsidiaries (or any of their respective Affiliates) in connection with the receipt of such refund or credit. Notwithstanding the foregoing, Seller shall not be entitled to any Tax refund (or credit in lieu thereof), and such refund (or credit) shall not be treated as a Pre-Closing Tax Refund (i) if and to the extent such Pre-Closing Tax Refund was taken into account in the determination of Closing Net Working Capital, (ii) unless the Tax being refunded was paid by the Company or a Subsidiary prior to the Reference Time, indemnified by Seller pursuant to the terms of this Agreement, or specifically included as a liability in the final determination of the Final Purchase Price, or (iii) to the extent such Pre-Closing Tax Refund is the result of a carryback of a loss or other Tax asset generated in a Tax period (or portion thereof) beginning after the Closing Date. Moreover, if any Pre-Closing Tax Refund to which Seller would otherwise be entitled pursuant to this Section 6.3(i) is the subject of a pending Tax audit or other similar proceeding or of which Buyer, the Company or any of its Subsidiaries (or any of their Affiliates) has been notified no later than twenty (20) days following the receipt that such Pre-Closing Tax Refund is or will be the subject of a Tax audit or other similar proceeding, Seller shall not be entitled to such Pre-Closing Tax Refund until the completion of such audit or proceeding.

(j) Notwithstanding anything to the contrary, except as otherwise agreed to in writing by Buyer (in its sole discretion), Seller shall, and shall cause its applicable Affiliates and any applicable “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3)) of any of the Subsidiaries of the Company, as applicable, to make an election under Section 6226 of the Code and Treasury Regulation Section 301.6226-1 (and any similar, replacement or successor provisions under federal, state, local or other applicable Law) with respect to any imputed underpayment reflected in such a notice of final partnership adjustment and Seller shall pay (or cause to be paid) any Taxes allocable to the Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date) that are due as a result of making such an election. Each of Buyer and Seller and their applicable Affiliates agree to cooperate in making such election, including by timely providing information reasonably requested and assisting in the preparation of any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder.

(k) Buyer shall not, and shall not cause or permit the Company and its Subsidiaries to, (i) amend any Tax Returns of the Company and its Subsidiaries filed with respect to any Pre-Closing Tax Period or any Straddle Period, (ii) file any Tax Return for any Pre-Closing Tax Period or any Straddle Periods in a jurisdiction where the Company and its Subsidiaries did not previously file Tax Returns prior to the Closing, (iii) make, change or revoke any material Tax election that has retroactive effect to any Pre-Closing Tax Period or any Straddle Period, or (iv) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any taxing authority, or extend or waive the limitation period applicable to any Tax Contest, in each case, that would reasonably be expected to result in increasing the amount of Taxes for which Seller would be responsible under Law or pursuant to its indemnification obligations under this Agreement without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(l) Subject to Section 2.4, the Parties agree to treat the transactions contemplated by this Agreement as a taxable sale by Seller (or its regarded parent), and a purchase by Buyer (or its regarded parent), of the assets of the Company and its Subsidiaries for federal income Tax and applicable state and local income Tax purposes and shall not take a contrary position on any Tax Return except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

6.4 Confidentiality.

(a) Seller and Buyer (or their respective Affiliates) are parties to a Confidentiality Agreement, dated as of February 10, 2021 and amended as of June 30, 2022 (the “Confidentiality Agreement”), with respect to the transactions contemplated hereby, the validity and effectiveness of which shall not be affected by the entry into this Agreement by the parties hereto. The Confidentiality Agreement shall remain in effect until the Closing (notwithstanding any earlier expiration or termination thereof), at which point it shall terminate and be of no further force and effect.

(b) From and after the Closing, Seller will (and will instruct its Affiliates and its and their respective Representatives to) keep confidential and not reveal, report, publish, disclose or transfer any information related to the Business, including any information obtained in connection with this Agreement, including information regarding Buyer or the negotiations of this Agreement and the terms and conditions set forth herein (the “Company Confidential Information”), other than to its Representatives who have a need to know such information (so long as the recipients of such Company Confidential Information agree to, or are bound by, contractual, professional or fiduciary obligations to keep such Company Confidential Information confidential) or as otherwise expressly permitted by Section 6.6, and each will use such Company Confidential Information solely in connection with the transactions contemplated by this Agreement. Seller shall be responsible for any breach of this Section 6.4(b) by its Affiliates and its and their respective Representatives.

(c) From and after the Closing, Buyer will (and will instruct its Affiliates (including the Company and its Subsidiaries) and its and their respective Representatives to) keep confidential and not reveal, report, publish, disclose or transfer any confidential information obtained by Buyer in connection with this Agreement or otherwise obtained by Buyer and its Affiliates (including the Company and its Subsidiaries), in each case concerning Seller and its Affiliates (other than the Company and its Subsidiaries or to the extent related to the Business) or regarding the negotiations of this Agreement and the terms and conditions set forth herein (the “Seller Confidential Information”, together with the Company Confidential Information, the “Confidential Information”), other than to its Representatives who have a need to know such information (so long as the recipients of such Seller Confidential Information agree to, or are bound by, contractual, professional or fiduciary obligations to keep such Seller Confidential Information confidential) or as otherwise expressly permitted by Section 6.6, and each will use such Seller Confidential Information solely in connection with the transactions contemplated by this Agreement. Buyer shall be responsible for any breach of this Section 6.4(c) by its Affiliates and its and their respective Representatives.

(d) Notwithstanding the foregoing limitations in this Section 6.4, no party to this Agreement (or the Company and its Subsidiaries) will be required to keep confidential information that (i) is known or available to such party or its Representatives through other sources not bound by a confidentiality obligation, directly or indirectly, with Buyer or the Company or any of its Subsidiaries (in the case of Company Confidential Information) or Seller (in the case of Seller Confidential Information) with respect to such information or (ii) is or becomes generally available to the public through no fault of Seller or its Representatives (in the case of Company Confidential Information) or Buyer or its Representatives (in the case of Seller Confidential Information). Each party to this Agreement (and the Company and its Subsidiaries) may disclose Confidential Information to the extent such disclosure (x) is required pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided Buyer (in the case of disclosure of Company Confidential Information) or Seller (in the case of disclosure of Seller Confidential Information), to the extent permissible by Law and reasonably practicable, is given reasonable prior notice or consents thereto and the party required to make such disclosure (1) uses commercially reasonable efforts to cooperate with Buyer or Seller, as applicable, to obtain a protective order or other appropriate remedy and (2) consults and reasonably cooperates with Buyer or Seller, as applicable, to the extent permissible by Law, with respect to taking steps to resist or narrow the scope of such requirement, in each case, at Buyer’s or Seller’s, as applicable, sole expense, (y) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement, or (z) is disclosed in connection with such party’s performance, enforcement and/or defense of any rights or obligations under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

6.5 Access.

(a) Subject to the Confidentiality Agreement, Sprint Communications and the Company shall allow Buyer and its authorized Representatives, including its accounting, financial and legal advisors (each of which shall arrange for access through Buyer), reasonable access upon reasonable advance notice during normal business hours to Sprint Communication (as it relates to the Business), the Company and its Subsidiaries and their respective assets, books and records for the purpose of inspection and to support Buyer’s integration planning, it being understood that such rights of Buyer shall not be exercised in such a manner as to unreasonably interfere with the operations of Sprint Communications, the Company or any of its Subsidiaries; provided that (i) Sprint Communication (as it relates to the Business), the Company and its Subsidiaries may withhold such access to any information to the extent such access would (in the opinion of Company counsel) violate applicable Law or would destroy any legal privilege or violate any obligation of confidentiality to which Seller or any of its Affiliates is bound or (ii) Buyer and its Representatives shall not have the right to conduct any environmental inspection or testing on any of real property of Seller or any of its Affiliates (whether owned, leased, licensed or otherwise), including any Phase I or Phase II investigation, except for a record review portion of a Phase I investigation at the Owned Real Property, provided that Buyer shall cause the results thereof (including any written report) to be made available to Seller as promptly as practicable; provided, further, that in the event any information is withheld in accordance with the foregoing clause (i) Sprint Communications or the Company shall cooperate with Buyer in good faith to design and implement alternative disclosure arrangements (including, with respect to privileged information, entry into a joint defense agreement) to grant Buyer and its Representatives access to such information in a manner that would not violate applicable Law, destroy privilege or violate any confidentiality obligation, as applicable, in each case, to the extent such an alternative is reasonably available. Except with Seller’s consent (not to be unreasonably withheld, conditioned or delayed) in connection with Buyer’s integration and transition planning, Buyer shall not contact (other than contacts in the ordinary course of business that are unrelated to the transactions contemplated by this Agreement), or otherwise discuss the transactions contemplated hereby with, any vendor or customer of the Business or any Company Employee or Company Independent Contractor.

(b) From and after the Closing until the date that is five (5) years following the Closing Date, Buyer and the Company shall afford to Seller and its Representatives, during normal business hours, reasonable access to the books and records of the Company and its Subsidiaries with respect to occurrences prior to the Closing and reasonably related to the Seller’s Tax, financial reporting and regulatory compliance purposes, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Seller; provided that (i) such access may be conditioned on the execution of a commercially reasonable non-disclosure agreement that is acceptable to Buyer and the Company and (ii) the Company may withhold access to any information to the extent such access would (in the opinion of Company counsel) violate applicable Law or would destroy any legal privilege or violate any obligation of confidentiality to which Buyer, the Company and/or its Subsidiaries is bound; provided, further, that in the event any information is withheld in accordance with the foregoing clause (ii) Buyer shall cooperate with Seller in good faith to design and implement alternative disclosure arrangements (including, with respect to privileged information, entry into a joint defense agreement) to grant Seller and its Representatives access to such information in a manner that would not violate applicable Law, destroy privilege or violate any confidentiality obligation, as applicable, in each case, to the extent such an alternative is reasonably available. Such rights of Seller shall not be exercised in such a manner as to unreasonably interfere with the operations of the Company or any of its Subsidiaries. For a period of five (5) years after the Closing, Buyer shall not dispose of, alter or destroy any such materials without giving sixty (60) days’ prior written notice to Seller so that they may, at their expense, examine, make copies or take possession of such materials.

6.6 Announcements. No party shall, or shall permit its Affiliates or Representatives to, without the prior written consent of Buyer or Seller, as applicable, issue any press release or make any other public announcement (including any announcement to the Company Employees, as a whole) concerning the transactions contemplated by this Agreement, except (a) to the extent that such party is so obligated by Law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, (b) to enforce the terms of this Agreement or (c) for compliance with financial or tax reporting obligations, in which case (with respect to clauses (a)-(c)) such party shall give advance written notice to the other parties to the extent practicable and permitted by Law.

6.7 Consents; Regulatory Approvals.

(a) Other than with respect to the Regulatory Approvals (which are the subject of Section 6.7(b) – Section 6.7(d)), the parties shall use commercially reasonable efforts to obtain any third party consents, authorizations, approvals or waivers necessary with respect to any Permits or Company Contract in connection with the consummation of the transactions contemplated hereby (any such consent, authorization, approval or waiver, a “Consent”), but, except for those Consents subject to Section 7.4 and Section 8.5, no such Consents are conditions to the Closing. Except in connection with the Pre-Closing Restructuring Transactions, nothing in this Section 6.7(a) shall require the expenditure or payment of any funds (other than in respect of normal and usual immaterial processing fees or other similar costs imposed by a third party in connection with the granting of a Consent, which shall be borne by Seller) or the giving of any other consideration (including the agreement to any modification of such Company Contract) by any party in order to obtain any Consent.

(b) As promptly as practicable after the date of this Agreement, the parties shall file with the applicable Governmental Authorities all applications or other filings necessary to obtain the Regulatory Approvals. The parties shall cooperate in good faith in the diligent submission of any additional information requested by such Governmental Authorities, and will use (and cause their respective Affiliates to use) their respective reasonable best efforts to take all steps necessary, proper or advisable to obtain each Regulatory Approval as soon as reasonably practicable after the filing date. Without limiting the foregoing, once obtained, the parties shall use their respective reasonable best efforts to maintain the effectiveness of each Regulatory Approval until the earlier of the Closing or the termination of this Agreement in accordance with its terms, including by cooperating to make such filings and taking such actions as may be necessary to extend the effectiveness of the Regulatory Approvals. All filing and similar fees relating to Regulatory Approvals shall be shared equally by Seller and Buyer.

(c) In connection with their obligations pursuant to Section 6.7(b), to the extent permitted by applicable Law, Buyer and Seller shall (i) promptly notify the other of, and if in writing, furnish the other with copies of, any material communication received by such party from or with any Governmental Authority, (ii) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all material written or oral communications with any Governmental Authority, (iii) not participate in any substantive meeting by telephone or in person or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (iv) furnish each other with such information and assistance as the other may reasonably request in connection with any governmental filing or submission, and (v) reasonably cooperate with each other in connection with and in advance of any filing or submission with a Governmental Authority and in connection with any investigation or other inquiry by or before any Governmental Authority. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. For the avoidance of doubt and notwithstanding the foregoing, the covenants and agreements in this Section 6.7(c) shall not apply to Seller (or any of its Affiliates) with respect to (x) any Regulatory Approvals relating to the Wireless Business or (y) any consents, clearances, approvals or authorizations of, or notices to, Governmental Authorities in connection with the Pre-Closing Restructuring Transactions or that otherwise do not relate to the transactions contemplated hereby.

(d) Buyer shall take all actions necessary to obtain the Regulatory Approvals and take promptly any and all steps that are necessary to eliminate each and every impediment as may be necessary to obtain the Regulatory Approvals, including under any antitrust or competition Law that may be required by any Governmental Authority, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including that Buyer shall, and shall cause its Affiliates to, divest any of its or their assets or businesses, alter its or their businesses and accept any condition that is adverse to its or their business operations, in each case, as may be necessary to obtain the Regulatory Approvals. Notwithstanding anything to the contrary in this Section 6.7 or otherwise in this Agreement, in connection with the pursuit of the Regulatory Approvals or otherwise in connection with this Agreement or the transactions contemplated hereby, in no event shall Seller or any of its Affiliates be required to divest any assets of the Wireless Business, alter in any way the Wireless Business or accept any condition that is adverse to the Wireless Business. No party shall knowingly take, cause, or permit to be taken or omit to take any action which could reasonably be expected to delay or prevent any Regulatory Approval or the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer further agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any Regulatory Approval, (ii) increase the risk of any Governmental Authority entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit obtaining any Regulatory Approval or (iii) otherwise delay or impede obtaining any Regulatory Approval.

6.8 Employee Matters.

(a) With respect to each Company Employee whose employment continues after the Closing (each, a “Continuing Employee”), Buyer shall, and shall cause the Company and its Subsidiaries to, provide to the Continuing Employee, while the Continuing Employee is employed by the Company or one of its Subsidiaries, for a period of at least one (1) year following the Closing Date with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Closing, (ii) a target annual cash incentive opportunity (excluding specific performance goals) that is no less favorable than that provided to each such Continuing Employee immediately prior to the Closing and (iii) employee benefits that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing or to similarly situated employees of Buyer and its Affiliates (other than the Company and its Subsidiaries), excluding equity or equity-based arrangements, severance benefits (except as described on Schedule 6.8(a)), change in control, retention (except as described on Schedule 6.8(a)) or similar benefits, nonqualified deferred compensation arrangements, retiree medical and welfare benefits, defined benefit pension plans and specific performance goals for any cash incentive compensation. Nothing in this Section 6.8(a) shall limit Buyer’s ability to terminate any Continuing Employee at any time after the Closing. Notwithstanding the foregoing, Buyer shall not, and it shall cause the Company and its Subsidiaries not to, take any action which would reasonably be expected to subject any Seller or any of its Affiliates to any liability under WARN. On the Closing Date, Seller shall notify Buyer in writing of any “employment loss” (as defined in WARN) experienced by any employee during the ninety (90)-day period prior to the Closing Date that would reasonably be expected to be aggregated under WARN with any termination of any Continuing Employee that occurs following the Closing Date.

(b) Buyer and its Affiliates shall also permit each Continuing Employee who participates in a Seller Plan that is a 401(k) plan to elect to make direct rollovers of their account balances into a 401(k) plan of Buyer or its applicable Affiliates as soon as practicable after the Closing Date, including, to the extent permitted under Buyer’s or its Affiliates’ 401(k) plan, the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under such 401(k) plan, subject to compliance with Law and subject to the reasonable requirements of such 401(k) plan. Buyer and its Affiliates shall also permit each Continuing Employee who is eligible to participate in the 401(k) plan that is a Seller Plan to participate in Buyer or its Affiliates’ 401(k) plan as soon as practicable after the Closing Date.

(c) For purposes of providing group health plan coverage, Buyer shall, and shall cause the Company and its Subsidiaries to take commercially reasonable efforts to, waive all preexisting condition and waiting periods and limitations for each Company Employee (and for the spouse and dependents of such Company Employee) covered by the group health Employee Plans immediately prior to the Closing (to the extent that such waiting periods and limitations did not apply to such Company Employee, spouse or dependent under the Employee Plan immediately prior to the Closing Date) and shall provide such health care coverage effective as of the Closing without the application of any eligibility period for coverage. In addition, Buyer shall, and shall cause the Company and its Subsidiaries to take commercially reasonable efforts to, credit all payments made by a Company Employee (and the spouse and dependents of such Continuing Employee) for purposes of such group health plan coverage towards deductible, co-insurance, out-of-pocket and co-payment obligation limits under the group health Employee Plans for the plan year which includes the Closing Date, as if such payments had been made for similar purposes under the group health care plans offered to the Company Employees (and their spouses and dependents) on and after the Closing Date during the plan year which includes the Closing Date.

(d) Buyer shall cause each Continuing Employee to be credited with his or her years of service with Seller and its Affiliates prior to the Closing for all purposes under each Employee Plan of Buyer or any of its Affiliates in which such Continuing Employee is eligible to participate on or after the Closing Date, in each case, to the same extent as such Continuing Employee was entitled to credit for such service under similar Seller Plans or Company Plans as of immediately prior to the Closing, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent that providing such credit would result in a duplication of benefits. For clarity, Buyer and its Affiliates shall recognize the Continuing Employees’ service with Seller or any of their Affiliates prior to the Closing for the purposes of (i) accruals and usage of vacation and paid-time-off following the Closing and (ii) all other employment and service related entitlements and benefits, in each case, except, to the extent permissible under applicable Law, for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent that providing such credit would result in a duplication of benefits.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall result in Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) assuming any liability or obligation under or in relation to any Seller Plan or any other employee benefit plan of Seller, Sprint Communications or any of their Affiliates (other than liabilities and obligations for Continuing Employees under the Company Plans), including all withholding and employment Taxes (including the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such amounts) and other costs related to such plans (collectively, “Affiliated Plan Liabilities”). Seller shall retain and shall satisfy as and when due, and shall indemnify and hold Buyer and its Affiliates harmless from and against, all Affiliated Plan Liabilities, regardless of when any such Affiliated Plan Liabilities arise, are incurred or are disclosed. The foregoing indemnity shall not be subject to any limitations on indemnification that may otherwise be set forth in this Agreement. For purposes of the foregoing, Affiliated Plan Liabilities includes liabilities relating to workers compensation claims of Continuing Employees that arise out of events occurring prior to the Closing Date.

(f) To the extent permitted by applicable Law, each party to this Agreement shall (and shall cause its Affiliates to) use commercially reasonably efforts to cooperate, share, retain and maintain data and records that are necessary or appropriate to further the purposes of this Section 6.8 and for each party and its Affiliates to administer its respective employee benefit plans with respect to the Company Employees and Company Independent Contractors as long as is reasonably necessary to further the purposes of this Section 6.8. No party shall charge another party a fee for such cooperation.

(g) Effective as of the Closing, Seller, on behalf of itself and its applicable Affiliates, and solely to the extent assignable in accordance with the terms thereof and applicable Law, hereby assigns to the Company and its Subsidiaries all rights and benefits to any confidentiality, non-competition, non-solicitation, non-interference, non-disparagement and similar restrictive covenants related to the Business and Seller’s and their Affiliates’ rights to enforce any such restrictive covenants, in each case, that are binding on any Company Employee who is terminated from and after the date of this Agreement through and including the Closing Date or who becomes a Continuing Employee as of the Closing. Seller shall, and shall cause its Affiliates to, take such further actions, if any, as are reasonably necessary to effect the assignment contemplated by this Section 6.8(g) or as Buyer may reasonably request.

(h) Nothing in this Section 6.8 or any other provision of this Agreement shall (i) create or confer any right of employment, service or continued employment or service for any Person, (ii) be construed to establish, amend or modify any Employee Plan, Company Plan or other employment agreement, (iii) subject to Sections 6.8(b) and this Section 6.8(h), prohibit or limit the ability of Buyer or any of its Affiliates (including the Company and its Subsidiaries) to amend modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) confer any rights or benefits, including any third-party beneficiary rights, on any Person other than the parties to this Agreement.

6.9 No Solicitation. From the date hereof until the Closing or termination of this Agreement, none of Seller, Sprint Communications, the Company or any of their Subsidiaries shall, nor shall any of them authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (collectively, “Representatives”) to, directly or indirectly, take any action to solicit, initiate, knowingly facilitate or encourage the submission of any Acquisition Proposal, engage or participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal or enter into any agreement with respect to an Acquisition Proposal. Seller shall promptly (and in any event within one (1) Business Day) notify Buyer in writing of the existence of any proposal, discussion, negotiation or inquiry received by or on behalf of Seller, Sprint Communications or the Company or any of its Subsidiaries after the date of this Agreement with respect to any Acquisition Proposal, including the terms of such proposal, discussion, negotiation or inquiry (and a copy thereof, if written) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Seller shall, and shall cause its Affiliates (including the Company and its Subsidiaries) and their respective Representatives to, promptly cease and cause to be terminated any existing activities, including discussions or negotiations with, any Person (other than Buyer and its representatives and Affiliates) conducted prior to the date hereof, with respect to any Acquisition Proposal. For purpose of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any third party offer or proposal relating to any acquisition or purchase, direct or indirect, whether by way of asset purchase, equity purchase, merger, consolidation, share exchange, business combination or otherwise, of any material assets of the Business (other than any disposition of obsolete assets in the ordinary course of business in accordance with Section 6.1(c)), or any Equity Interest in, or merger, consolidation, combination, equity exchange, recapitalization, liquidation or dissolution or similar transaction involving the Company or any of its Subsidiaries, or any other transaction the consummation of which would reasonably be expected to frustrate the purposes of, impede, prevent or materially delay the transactions contemplated by this Agreement.

6.10 D&O Indemnification and Insurance.

(a) From and after the Closing, Buyer shall cause, for a period of at least six (6) years, the Organizational Documents of the Company and its Subsidiaries to contain provisions no less favorable (to the extent permitted by applicable Law) with respect to exculpation and indemnification of managers, directors, other members of governing bodies and officers (“D&O Indemnified Persons”) from and against liabilities arising at or prior to the Closing than are set forth in the Organizational Documents of the Company and its Subsidiaries in effect as of the date hereof and made available to Buyer; provided that, subject to Section 6.10(d), Buyer may, from and after the Closing, cause the Company or any of its Subsidiaries to merge, dissolve or reorganize.

(b) At the Closing, Buyer will, or will cause the Company to, procure a commercially reasonable “tail” insurance policy that is mutually acceptable to Buyer and Seller (the “D&O Tail Policy”) with respect to liability insurance for the D&O Indemnified Persons (acting in their respective capacities as such) in connection with liabilities arising during, or occurring or attributable to, the period at or prior to the Closing, in each case, with, to the extent available, a claims period of at least six (6) years after the Closing Date; provided that Buyer and Seller shall each bear fifty percent (50%) of the costs of obtaining the D&O Tail Policy.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Persons to whom this Section 6.10 applies without the consent of such affected D&O Indemnified Person, it being understood and agreed that the D&O Indemnified Persons are intended to be express third party beneficiaries of this Section 6.10.

(d) In the event that the Company or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Company, its applicable Subsidiaries or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.10.

6.11 Provision of Financial Information.

(a) Prior to Closing, (i) Seller shall use reasonable best efforts to prepare audited consolidated historical financial statements for the Pro Forma Company as of and for the fiscal years ended December 31, 2021 and December 31, 2022, prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and to provide the same to Buyer as soon as reasonably practicable following December 31, 2022, and in any event no later than March 31, 2023; (ii) commencing promptly following the end of any fiscal year ended thereafter and prior to the Closing, Seller shall use reasonable best efforts to prepare audited consolidated historical financial statements for the Pro Forma Company as of and for the fiscal year then ended, prepared in accordance with GAAP applied on a consistent basis for the period covered thereby and the applicable rules and regulations of the SEC, and to provide the same to Buyer as soon as reasonably practicable, and in any event no later than sixty (60) days following fiscal year end; and (iii) upon forty-five (45) days’ notice from Buyer with respect to the fiscal quarter ending March 31, 2023, and upon forty (40) days’ notice from Buyer with respect to fiscal periods completed thereafter (in each case, which notice Buyer may provide commencing on the last day of such fiscal period), Seller shall use reasonable best efforts to prepare unaudited consolidated historical financial statements for the most recent year-to-date interim fiscal period then completed (along with the comparative period for the prior year), prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby and the applicable rules and regulations of the SEC, reviewed by the Company’s independent auditors in accordance with AU 722, and to provide the same to Buyer as soon as reasonably practicable and in any event no later than the forty-fifth (45th) day following the date of notice from the Buyer (in the case of the fiscal quarter ending March 31, 2023) or the fortieth (40th) day following the date of notice from the Buyer (in the case of any other fiscal period); provided that, notwithstanding the foregoing, in no event shall Seller be required to provide any such financial statements pursuant to this clause (iii) prior to the date that is ninety (90) days after the date of this Agreement (such financial statements provided for in clauses (i) through (iii), the “Required Financial Statements”). Seller and Sprint Communications shall, and shall cause the Company and each of its Subsidiaries to, provide reasonable cooperation to Buyer and Buyer’s auditors and other advisors in connection with review and consultation of the Required Financial Statements.

(b) Post-Closing Cooperation. From and after the Closing until the second (2nd) anniversary of the Closing Date, Seller shall provide reasonable support to Buyer (including by providing financial information in its possession, access to its personnel and otherwise providing reasonable assistance to Buyer) in connection with Buyer’s preparation of financial statements and other financial information and pro forma financial statements with respect to Buyer’s acquisition of the Company in respect of periods ended on or prior to the Closing Date, or to otherwise provide customary or required disclosure in connection with any equity or debt financing transaction, including: (i) promptly delivering Required Financial Statements for the most recently completed fiscal year and/or subsequent year-to-date interim fiscal period ended prior to the Closing Date and not required to be delivered prior to the Closing Date pursuant to Section 9.1(j); (ii) promptly providing books, records, management accounts, work papers and other financial information with respect to the period from the end of the most recently ended fiscal period of the Pro Forma Company to the Closing Date; and (iii) using reasonable best efforts to cause the Company’s independent auditors to assist and cooperate with Buyer (including delivery of customary comfort letters and participation in customary due diligence meetings), including by providing management rep letters and other similar items, if necessary. Buyer shall promptly reimburse Seller for all of Seller’s and its Affiliates’ reasonable third-party fees and expenses in connection with the performance of this Section 6.11(b) with respect to fiscal periods ending after the Closing.

6.12 Consent Solicitation; Release of Company Debt.

(a) Consent Solicitation. Reasonably in advance of the Closing, Seller and Sprint Communications shall, and shall cause the Company and each of its Subsidiaries to, use reasonable best efforts to commence a consent solicitation to amend, eliminate or waive certain restrictive covenants of the Company Indentures and/or Company Notes that would be triggered by the transactions contemplated by this Agreement (a “Consent Solicitation”) with respect to any or all of the outstanding Company Notes. Seller shall be responsible for the preparation of the Consent Solicitation Documents (and any legal opinions required by the Consent Solicitation shall be provided by Seller’s counsel) and shall consult with Buyer and its counsel and afford Buyer and its counsel a reasonable opportunity to review and comment upon the necessary consent solicitation statements, supplemental indentures and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”) and shall consider the comments of Buyer and its counsel in good faith. Seller and Sprint Communications shall, and shall cause the Company and each of its Subsidiaries to, provide and use their reasonable best efforts to cause their respective Representatives to provide all cooperation reasonably requested by Buyer in connection with the Consent Solicitation, including appointing a solicitation agent (with any compensation for such agent to be reasonably determined by and paid by Seller). Promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the applicable series of the Company Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, Seller shall cause one or more appropriate supplemental indentures (the “Supplemental Indentures”), in form and substance reasonably satisfactory to Seller and its counsel (with the Buyer and its counsel to have been provided a reasonable opportunity to review and comment as provided by the second sentence of this Section 6.12(a)), to become effective providing for the amendments of the Company Indentures with respect to the applicable series of Company Notes contemplated in the Consent Solicitation Documents.

(b) Release of Company Debt. Seller and Sprint Communications shall, and shall cause the Company and each of its Subsidiaries to, deliver all notices and use reasonable best efforts to take all other actions reasonably required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company’s Indebtedness (except for such Indebtedness that will not be satisfied at Closing in accordance with the Accounting Principles), the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Closing. In furtherance of the foregoing, and without limitation, Seller and Sprint Communications shall, and shall cause the Company and each of its Subsidiaries to, deliver (i) such confirmations of release of the Company’s obligations under the Company Indentures and the Company Notes as agreed by the trustee and other relevant parties under the applicable Company Indenture, in form and substance satisfactory to Buyer, and (ii) any certificates, opinions or other documents required to effect and acknowledge the termination of such commitments, repayment in full of obligations, release of Liens and/or release of guarantees, as applicable. Seller shall be responsible for the preparation of all documentation required by this paragraph (and any legal opinions required thereby shall be provided by Seller’s counsel) and shall consult with Buyer and its counsel and afford Buyer and its counsel a reasonable opportunity to review and comment upon such documentation and such documentation shall be in form and substance reasonably satisfactory to Buyer.

6.13 Certain Related Party Agreements. At or prior to the Closing, with respect to each of the material Contracts between the Company or one of its Subsidiaries, on the one hand, and a Related Party, on the other hand, that will remain in effect after the consummation of the Pre-Closing Restructuring Transactions, to the extent requested by Buyer, Buyer and Seller shall in good faith discuss whether modifications to any such Contract are necessary to cause the terms thereof to be arm’s-length. Seller shall cause such Contracts to be amended to reflect any such modifications agreed by the parties, effective as of the Closing. In the event that the parties have not agreed to the treatment of any such Contract in accordance with this Section 6.13 by the Closing, the parties shall proceed to consummate the transactions contemplated hereby (subject to the other terms and conditions of this Agreement), and, from and after the Closing, the parties shall in good faith engage a mutually-agreed independent and qualified third party to determine the appropriate modifications required to cause such Contract to be on arm’s-length terms (taking into consideration the applicable terms set forth in Contracts with other similarly situated customers of the Business), subject to procedures and cost sharing consistent with those set forth in Section 2.3(c).

6.14 Data Room. As promptly as practicable following the date of this Agreement and in any event within ten (10) Business Days of the date hereof, Seller shall deliver, or shall cause to be delivered, to Buyer an electronic copy of the Data Room as of the execution and delivery of this Agreement.

6.15 Fulfillment of Conditions. Without limiting any other obligation of a party expressly set forth herein, Seller and the Company shall use their commercially reasonable efforts to satisfy each of the conditions to the Closing of Buyer set forth in Article 8, and Buyer shall use its commercially reasonable efforts to satisfy each of the conditions to the Closing of the Company and Seller set forth in Article 7, and each of the parties shall use its commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as practicable.

ARTICLE 7

COMPANY AND SELLER CLOSING CONDITIONS

The obligation of the Company and Seller to consummate the Closing is subject to satisfaction, as of the Closing, of each of the following conditions (unless waived in writing by Seller):

7.1 Buyer Representations and Covenants.

(a) (i) The representations and warranties of Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.9 (No Brokers), and of the Guarantor set forth in Section 7(a), 7(b) and 7(g) of the Guaranty, shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which need be true and correct in all respects, except for de minimis inaccuracies, as of such specified date only), and (ii) the other representations and warranties of Buyer contained in Article 5, and of the Guarantor contained in Section 7 of the Guaranty, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which need be true and correct in all material respects as of such specified date only); provided that, solely for purposes of this Section 7.1(a)(ii), all materiality qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements in this Agreement and the Guaranty that by their terms are to be complied with or performed by Buyer or the Guarantor, respectively, at or prior to the Closing shall have been complied with or performed by Buyer or the Guarantor, respectively, in all material respects.

(c) The Company shall have received certificates dated as of the Closing Date (i) from Buyer, executed by an authorized Person of Buyer (but without personal liability to such Person), to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied with respect to Buyer and (ii) from the Guarantor, executed by an authorized Person of the Guarantor (but without personal liability to such Person), to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied with respect to the Guarantor.

7.2 Proceedings. None of the Guarantor, Buyer, Seller, the Company or any of its Subsidiaries shall be subject to any Law or Governmental Authority order or injunction, which remains in effect, prohibiting or making illegal the consummation of the Closing, including the purchase and sale of the Membership Interests as contemplated hereby.

7.3 Regulatory Approvals. The Regulatory Approvals designated on Exhibit C as mutual conditions to the Closing shall have been obtained.

7.4 Consents. The Consents designated on Schedule 4.4 as mutual conditions to the Closing shall have been obtained.

7.5 Pre-Closing Restructuring Transactions. The Pre-Closing Restructuring Transactions shall have been consummated in accordance with Section 6.2(a).

7.6 Deliveries. Buyer shall have complied with its obligations set forth in Section 9.2, and the Guaranty shall be in full force and effect.

7.7 Frustration of Closing Conditions. The Company and Seller may not rely as a basis for terminating this Agreement pursuant to Article 10 on the failure of any condition set forth in this Article 7 to be satisfied if such failure was primarily due to the failure of the Company or Seller to comply with or perform any of their obligations under this Agreement.

ARTICLE 8

BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing is subject to satisfaction, as of the Closing, of each of the following conditions (unless waived in writing by Buyer):

8.1 Seller Representations and Covenants.

(a) (i) The representations and warranties of Seller set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Title to Units) and Section 3.6 (No Brokers) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which need be true and correct in all respects, except for de minimis inaccuracies, as of such specified date only), and (ii) the other representations and warranties of Seller contained in Article 3 shall be, in the aggregate, true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which need be true and correct in all material respects as of such specified date only); provided that, solely for purposes of this Section 8.1(a)(ii), all materiality qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements in this Agreement that by their terms are to be complied with or performed by Seller at or prior to the Closing shall have been complied with or performed by Seller in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized Person of Seller (but without personal liability to such Person), to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied.

8.2 Company Representations and Covenants.

(a) (i) The representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.18(a) (Absence of Changes) and Section 4.20 (No Brokers) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which need be true and correct in all respects, except for de minimis inaccuracies, as of such specified date only), and (ii) all other representations and warranties of the Company contained in Article 4 shall be true and correct as of the date of this Agreement and at and as of the Closing Date, as though made on and as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of such representations and warranties of the Company contained in Article 4 to be so true and correct as of the date of this Agreement and at and as of the Closing Date (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not resulted in, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; provided that, solely for purposes of this Section 8.2(a)(ii), all materiality qualifiers within such representations and warranties shall be disregarded.

(b) The covenants and agreements in this Agreement that by their terms are to be complied with or performed by the Company at or prior to the Closing shall have been complied with or performed by the Company in all material respects.

(c) Buyer shall have received a certificate dated as of the Closing Date from the Company, executed by an authorized Person of the Company (but without personal liability to such Person), to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.7 have been satisfied.

8.3 Proceedings. None of the Guarantor, Buyer, Seller, the Company or any of its Subsidiaries shall be subject to any Law or Governmental Authority order or injunction, which remains in effect, prohibiting or making illegal the consummation of the Closing, including the purchase and sale of the Membership Interests as contemplated hereby.

8.4 Regulatory Approvals. The Regulatory Approvals designated on Exhibit C as mutual conditions to the Closing shall have been obtained.

8.5 Consents. The Consents designated on Schedule 4.4 as mutual conditions to the Closing shall have been obtained.

8.6 Pre-Closing Restructuring Transactions. The Pre-Closing Restructuring Transactions shall have been consummated in accordance with Section 6.2(a).

8.7 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.8 Deliveries. Each of Seller and the Company shall have complied with their obligations set forth in Section 9.1.

8.9 Frustration of Closing Conditions. Buyer may not rely as a basis for terminating this Agreement pursuant to Article 10 on the failure of any condition set forth in this Article 8 to be satisfied if such failure was primarily due to the failure of Buyer to comply with or perform any of its obligations under this Agreement.

ARTICLE 9

CLOSING DELIVERIES

9.1 Seller and Company Documents. At or prior to the Closing, Seller or the Company, as applicable, shall deliver or cause to be delivered to (or at the direction of) Buyer:

(a) a Membership Interest Assignment Agreement evidencing the transfer, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), by Seller of the Membership Interests to Buyer, substantially in the form of Exhibit D (the “Membership Interest Assignment Agreement”), duly executed by Seller.

(b) the certificates described in Sections 8.1(c) and 8.2(c), duly executed by Seller and the Company, respectively;

(c) if Seller is receiving any payment from Buyer or any of its Affiliates pursuant to this Agreement, an executed IRS Form W-9 of Seller, or if Seller is an entity disregarded as separate from its owner for U.S. federal income tax purposes, an executed IRS Form W-9 of its regarded owner;

(d) the written resignations of such officers, directors and managers of the Company and its subsidiaries designated in writing by Buyer to the Company at least five (5) Business Days prior to Closing, to be effective as of the Closing, duly executed by such officers, directors and managers; provided that such resignations will in no way be considered a termination of employment or impact any employment arrangements or agreements;

(e) a Transition Services Agreement, substantially in the form of Exhibit E (the “Transition Services Agreement”), duly executed by Seller and/or its applicable Affiliates;

(f) an Intellectual Property License Agreement, substantially in the form of Exhibit F (the “IP License Agreement”), duly executed by Seller and/or its applicable Affiliates;

(g) the Network Services Terms and Conditions and accompanying documents, substantially in the form of Exhibit G (the “Commercial Services Agreement”), duly executed by Seller and/or its applicable Affiliates;

(h) (i) the payoff letters contemplated by Section 2.2(b)(ii) or, with respect to any assets of the Company and its Subsidiaries securing Indebtedness of Seller or any of its other Affiliates (including with respect to any bonds securing Indebtedness of Seller or any of its Affiliates), partial lien release letters in forms reasonably satisfactory to Buyer, (ii) the other documentation evidencing termination of all commitments outstanding under the Company’s Indebtedness, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees required by Section 6.12(b) and (iii) executed Supplemental Indentures in accordance with Section 6.12(a); provided that this Section 9.1(h) shall not apply to Indebtedness to which the Company or its applicable Subsidiary will remain obligated after the Closing, as set forth in the Preliminary Report;

(i) if applicable, the Purchase Price and other payments contemplated by Section 2.2; and

(j) the following Required Financial Statements: (i) audited consolidated historical financial statements of the Pro Forma Company as of and for the years ended December 31, 2021 and 2022 and, additionally (if applicable), as of and for the two most recently completed fiscal years of the Pro Forma Company ended at least sixty (60) days prior to the Closing); and (ii) unaudited consolidated historical financial statements for the most recent year-to-date interim fiscal period of the Pro Forma Company completed at least forty (40) days prior to Closing (along with the comparative period for the prior year), notwithstanding any efforts standards or notification requirements provided in Section 6.11(a).

9.2 Buyer Documents. At the Closing, Buyer shall deliver or cause to be delivered to the Company or Seller, as applicable:

(a) if applicable, the Purchase Price and other payments contemplated by Section 2.2;

(b) the Membership Interest Assignment Agreement, duly executed by Buyer;

(c) if Buyer is receiving any payment from Seller or any of its Affiliates pursuant to this Agreement, an executed IRS Form W-9 of Buyer, or if Buyer is an entity disregarded as separate from its owner for U.S. federal income tax purposes, an executed IRS Form W-9 of its regarded owner;

(d) the Transition Services Agreement, duly executed by Buyer and/or its applicable Affiliates;

(e) the IP License Agreement, duly executed by Buyer and/or its applicable Affiliates;

(f) the Commercial Services Agreement, duly executed by Buyer and/or its applicable Affiliates; and

(g) the certificates described in Section 7.1(c), duly executed by Buyer and the Guarantor, as applicable.

ARTICLE 10

TERMINATION AND REMEDIES

10.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated prior to the Closing as follows:

(a) by mutual written agreement of Buyer and Seller;

(b) by written notice of Buyer to Seller if (i) Buyer is not in material breach of its representations or warranties, and not in material default of its covenants, contained in this Agreement, in each case, such that the conditions set forth in Sections 7.1(a) and 7.1(b) are capable of being satisfied as of the Closing, (ii) the Company or Seller materially breach its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement (including Seller’s obligation to pay the Purchase Price at the Closing, if applicable, or otherwise to effect the Closing when required hereunder), and (iii) all such breaches and defaults that are not cured within the Cure Period would prevent the applicable conditions to the obligations of Buyer set forth in Article 8 from being satisfied; provided, however, that no Cure Period shall apply to Seller’s or the Company’s obligations to deliver the Purchase Price and other payments to be made at the Closing, if applicable, or otherwise to effect the Closing when required hereunder;

(c) by written notice of Seller to Buyer if (i) the Company and Seller are not in material breach of their representations or warranties, and are not in material default of their covenants, contained in this Agreement, in each case, such that the conditions set forth in Sections 8.1(a), 8.1(b), 8.2(a) and 8.2(b) are capable of being satisfied as of the Closing, (ii) Buyer materially breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement (including Buyer’s obligation to pay the Purchase Price at the Closing, if applicable, or otherwise to effect the Closing when required hereunder) and (iii) all such breaches and defaults that are not cured within the Cure Period would prevent the applicable conditions to the obligations of the Company and Seller set forth in Article 7 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligations to deliver the Purchase Price and other payments to be made at the Closing, if applicable, or otherwise to effect the Closing when required hereunder;

(d) by written notice of Buyer to the Company, or by the Company to Buyer, if there shall be any final and non-appealable Governmental Authority order or injunction, or Law, permanently retraining, prohibiting or making illegal the consummation of the Closing, including the purchase and sale of the Membership Interests as contemplated hereby, including any final or non-appealable failure to obtain a Regulatory Approval that is designated as a condition to the Closing on Exhibit C;

(e) by written notice of Buyer to the Company, or by the Company to Buyer, if the Closing has not occurred on or prior to the close of business on the date that is twelve (12) months after the date of this Agreement (subject to the provisos in this Section 10.1(e), the “Termination Date”); provided that (i) if any Regulatory Approvals designated on Exhibit C as mutual conditions to the Closing have not been obtained on or prior to the close of business on the date that is twelve (12) months after the date of this Agreement, the Termination Date automatically shall be extended to the date that is eighteen (18) months after the date of this Agreement and (ii) if any Regulatory Approvals designated on Exhibit C as mutual conditions to the Closing have not then been obtained by Termination Date (as extended by clause (i) hereof), the Termination Date automatically shall be extended to the date that is twenty-four (24) months after the date of this Agreement; provided, further, neither Buyer nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(e) if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach is the primary cause of the failure of the Closing to occur prior to the Termination Date.

10.2 Cure Period. The term “Cure Period” as used herein means a period commencing on the date Buyer, on the one hand, or Seller or the Company, on the other hand, receives from the other written notice of breach or default hereunder and continuing until the earlier of (x) thirty (30) days thereafter, (y) the third (3rd) Business Day prior to the day otherwise scheduled for Closing or (z) the Termination Date.

10.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, this Agreement shall become null and void and of no further force and effect, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to any party; provided, however, that the obligations of the parties set forth in Section 6.4, Section 6.6, this Article 10 and Article 12 (in each case, including relevant definitions of terms set forth in Article 1) and the Confidentiality Agreement shall survive any such termination and shall be enforceable hereunder; provided, further, that nothing in this Section 10.3 shall relieve any party of any liability for any intentional and material breach of this Agreement prior to the effective date of termination.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

11.1 Survival. The representations and warranties made in this Agreement and in the certificates to be delivered pursuant to Section 7.1(c), Section 8.1(c) and Section 8.2(c) will survive the Closing and terminate twenty-four (24) months after the Closing Date, except that (a) the representations and warranties of Seller set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.4 (Title to Units) and Section 3.6 (No Brokers) and the representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization) and Section 4.20 (No Brokers) (collectively, with the aforementioned representations and warranties of Seller, the “Seller Fundamental Representations”) and (b) the representations and warranties of Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.9 (Brokers) (collectively the “Buyer Fundamental Representations”) will survive the Closing and terminate thirty-six (36) months after the Closing Date. For the avoidance of doubt and notwithstanding the foregoing, the representations and warranties in Section 4.5 (Taxes) and the right of a Person to bring a claim for indemnification under Section 11.2(a)(vii) will survive until the date that is thirty (30) days following the applicable statute of limitations. The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing and terminate six (6) months after the Closing Date. Any covenant or agreement contained in this Agreement which by its terms is to be performed following the Closing shall in respect of performance after the Closing survive in accordance with their terms and terminate upon the performance thereof. The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Expiration Date.” No claim, action or proceeding may be brought with respect to any of the representations, warranties, covenants or agreements unless a Claim Notice is delivered before the Expiration Date to the party alleged to have breached such representation, warranty, covenant or agreement. Notwithstanding the foregoing sentence, in the event notice of claim for indemnification under Section 11.2(a) or 11.2(b) is given prior to the Expiration Date, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is fully and finally resolved. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit Seller’s or the Company’s liability to Buyer, or Buyer’s liability to Seller or the Company, with respect to Seller’s, the Company’s or Buyer’s own intentional fraud with respect to its representations and warranties expressly set forth in this Agreement. For the avoidance of doubt, from and after the Closing, in no event shall Seller or Buyer have any liability to the other parties or to any other Person under this Agreement or otherwise in connection with the transactions contemplated hereby, except as expressly set forth in this Article 11, Section 2.3, Section 12.13 (with respect to non-monetary remedies), the Guaranty, the Transition Services Agreement, the IP License Agreement or the Commercial Services Agreement.

11.2 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries) and their respective equityholders, directors, managers, officers, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) from and against any and all damages, losses, Taxes, assessments, fines, judgments, penalties, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation, but excluding any consequential damages (including any indirect, special or lost profit damages) or incidental, punitive or exemplary damages, in each case, unless actually awarded to a third party) (“Losses”) incurred, directly or indirectly, by any such Person to the extent arising from or attributable to (i) the Excluded Entity, (ii) other liabilities of the Company or its Subsidiaries to the extent unrelated to the Business, including any liabilities attributable to the Wireless Business, (iii) the Pre-Closing Restructuring Transactions, (iv) the matters identified on Schedule 11.2(a), (v) any breach of or any inaccuracy in any representation or warranty of Seller or the Company contained in Article 3 or Article 4, respectively, or any certificate delivered pursuant to Section 8.1(c) and Section 8.2(c), respectively, (vi) any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement, (vii) Pre-Closing Taxes or (viii) any breach of or failure to perform by the Company of any covenant or agreement contained in this Agreement which by its terms is to be performed prior to or at the Closing.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective equityholders, directors, managers, officers, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses incurred, directly or indirectly, by any such Person to the extent arising from or attributable to (i) liabilities of the Business, including any failure by Buyer or its applicable Affiliate to perform all of the financial and performance obligations, and satisfy the other liabilities, of the Business when due, (ii) any breach of or any inaccuracy in any representation or warranty of Buyer contained in Article 5 or any certificate delivered pursuant to Section 7.1(c), (iii) any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement or (iv) any breach of or failure to perform by the Company of any covenant or agreement contained in this Agreement which by its terms is to be performed after the Closing.

11.3 Limitations on Indemnification.

(a) Seller will not be required to indemnify any Buyer Indemnified Party (i) under Section 11.2(a)(v) (other than with respect to any breach of or any inaccuracy in any representation or warranty of the Company contained in Sections 4.11 and 4.12) for any individual claim (or one or more related claims) unless and until the Losses relating to such claim (or group of related claims) for which Seller would otherwise be required to indemnify the Buyer Indemnified Parties (the “Buyer Covered Losses”) exceed $250,000 and (ii) under Section 11.2(a)(v) with respect to any breach of or any inaccuracy in any representation or warranty of the Company contained in Sections 4.11 and 4.12 for any individual claim (or one or more related claims) unless and until the Buyer Covered Losses related to such claim (or one or more related claims) exceed $100,000; provided, that the foregoing limitation will not apply to a breach of a Seller Fundamental Representation. Buyer will not be required to indemnify any Seller Indemnified Party under Section 11.2(b)(ii) for any individual claim (or one or more related claims) unless and until the Losses relating to such claim (or one or more related claims) for which Buyer would otherwise be required to indemnify the Seller Indemnified Parties (the “Seller Covered Losses”) exceed $250,000; provided, that the foregoing limitation will not apply to a breach of a Buyer Fundamental Representation.

(b) Seller will not be required to indemnify any Buyer Indemnified Party (i) under Section 11.2(a)(v) (other than with respect to any breach of or any inaccuracy in any representation or warranty of the Company contained in Sections 4.11 and 4.12) unless the aggregate amount of all Buyer Covered Losses incurred by the Buyer Indemnified Parties with respect to such breaches exceeds $5,000,000, in which case Seller will be required to indemnify the Buyer Indemnified Parties for all Buyer Covered Losses incurred by the Buyer Indemnified Parties with respect to such breaches, and (ii) under Section 11.2(a)(v) with respect to any breach of or any inaccuracy in any representation or warranty of the Company contained in Sections 4.11 and 4.12 unless the aggregate amount of all Buyer Covered Losses incurred by the Buyer Indemnified Parties with respect to such breaches exceeds $500,000, in which case Seller will be required to indemnify the Buyer Indemnified Parties for all Buyer Covered Losses incurred by the Buyer Indemnified Parties with respect to such breaches; provided that the foregoing limitation will not apply to a breach of a Seller Fundamental Representation. Buyer will not be required to indemnify the Seller Indemnified Parties under Section 11.2(b)(ii) unless the aggregate amount of all Seller Covered Losses incurred by the Seller Indemnified Parties exceeds $5,000,000, in which case Buyer will be required to indemnify the Seller Indemnified Parties for all Seller Covered Losses incurred by the Seller Indemnified Parties with respect to such breaches; provided that the foregoing limitation will not apply to a breach of a Buyer Fundamental Representation.

(c) In all circumstances, the maximum aggregate amount of Losses for which Seller will be obligated to indemnify the Buyer Indemnified Parties under Section 11.2(a)(v) will be $125,000,000; provided that (x) the maximum aggregate amount of Losses for which Seller will be obligated to indemnify the Buyer Indemnified Parties under Section 11.2(a)(v) (other than with respect to any breach of or any inaccuracy in any representation or warranty of the Company contained in Sections 4.11 and 4.12) will be $100,000,000 and (y) the foregoing limitations will not apply to a breach of a Seller Fundamental Representation. In all circumstances, the maximum aggregate amount of Losses for which Buyer will be obligated to indemnify the Seller Indemnified Parties under Section 11.2(b)(ii) will be $100,000,000; provided that the foregoing limitation will not apply to a breach of a Buyer Fundamental Representation. For the avoidance of doubt, there will be no limit under this Agreement on the maximum aggregate amount of Losses for which Seller or Buyer may be obligated to indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, under any subsection of Section 11.2(a) or 11.2(b), respectively, not specified in this Section 11.3(c), even if such Losses could also be indemnified under a Section that is subject to an aggregate limit.

(d) The amount of any Losses that are subject to indemnification under Section 11.2 shall be calculated net of the amount of any insurance proceeds, indemnification payments or other reimbursements actually received by the Indemnified Party or any of its Affiliates from third parties in respect of such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery). If, after an Indemnified Party has received payment in satisfaction of a claim under Section 11.2, an Indemnified Party or an Affiliate thereof actually receives an alternative reimbursement (which shall be calculated net of any costs or expenses incurred in obtaining such alternative reimbursement) with respect to the subject matter of such claim, the Indemnified Party shall pay, or cause to be paid, to the Indemnifying Party in cash the amount of such alternative reimbursement (up to the amount paid by the Indemnifying Party with respect to such claim). The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses that otherwise would be recoverable in accordance with this Article 11.

(e) For purposes of determining the existence of a breach (other than with respect to Section 4.18(a)) or determining the amount of Losses pursuant to Section 11.2(a)(v) or Section 11.2(b)(ii), the representations and warranties set forth in this Agreement shall be considered without regard to any materiality qualification (including terms such as “material” and “material adverse effect”) set forth therein; provided that, for the avoidance of doubt, this Section 11.3(e) shall not apply to the word “Material” with respect to references to “Material Company Contracts.”

(f) For the avoidance of doubt, any Losses shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement, and any amount taken into account in calculating the Purchase Price (or any of the components thereof), including the Estimated Purchase Price and the Final Purchase Price, shall not be included in determining the amount of any Losses only to the extent such amounts were actually taken into account in determining the Purchase Price (or any of the components thereof).

11.4 Procedures.

(a) In the event that any claim or demand for which Seller or Buyer (in such context (the “Indemnifying Party”) would be liable to a Person entitled to indemnification in accordance with Section 11.2 (in such context, the “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall give reasonably prompt notice of such claim or demand promptly to the Indemnifying Party, which notice shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then reasonably feasible (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim in the possession of the Indemnified Party; provided that the failure of the Indemnified Party to give the Indemnifying Party a Claim Notice on a reasonably prompt basis shall not relieve the Indemnifying Party from its obligations under Section 11.2, except to the extent of any actual prejudice to the Indemnifying Party as a result of such delay.

(b) The Indemnifying Party shall have thirty (30) days from the receipt of a Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, or (ii) includes terms and conditions that, in the reasonable judgment of the Indemnified Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the control of the defense of any claim that (w) seeks injunctive, equitable or other non-monetary relief, (x) involves a claim of fraud by the Indemnified Party or any of its Affiliates, (y) involves any criminal or quasi-criminal proceeding or (z) in the reasonable opinion of the Indemnified Party, involves a bona fide conflict of interest between the Indemnifying Party and the Indemnified Party. The Indemnified Party shall make available, upon reasonable notice and during normal business hours, to the Indemnifying Party and its agents and representatives, at the Indemnifying Party’s expense, all records, documents, information, data and other materials which may be reasonably required in the defense of such third party claim, and shall otherwise cooperate, at the Indemnifying Party’s expense, with and assist the Indemnifying Party in its defense of the claim; provided that in no event shall the Indemnifying Party have access to any information to the extent such access would violate Laws or would destroy any legal privilege or would violate any obligation of confidentiality. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided that, the Indemnifying Party shall bear the reasonable fees and expenses of one separate counsel (and additional counsel in local jurisdictions as may be reasonably necessary) of the Indemnified Party (and shall pay such fees and expenses at least quarterly) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest (including one or more legal defenses or counterclaims available to it which are different from or in addition to those available to the Indemnifying Party) that would make it inappropriate, in the reasonable judgment of the Indemnified Party, for the same counsel to represent both the Indemnified Party and the Indemnifying Party.

(c) In the event that the Indemnifying Party does not provide notice to the Indemnified Party during the Notice Period of its intent to and then assume the defense of a third party claim, the Indemnified Party may assume the defense of such claim and, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise with respect to such claim; provided that, if the Indemnifying Party has not provided its consent thereto in accordance with this sentence, such entry of judgment or settlement shall not be conclusive as to the Indemnifying Party’s obligations under Section 11.2. If the Indemnifying Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(d) In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly upon becoming aware of the nature of and basis for such claim send a Claim Notice with respect to such claim to the Indemnifying Party, and the Indemnified Party may pursue such claim in accordance with the terms and conditions of this Agreement; provided that the failure of the Indemnified Party to give the Indemnifying Party a Claim Notice on a reasonably prompt basis shall not relieve the Indemnifying Party from its obligations under Section 11.2, except to the extent of any actual prejudice to the Indemnifying Party as a result of such delay.

11.5 Tax Treatment. Any payments made with respect to adjustments made pursuant to this Article 11 shall be deemed to be, and each party hereto shall treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement and the Ancillary Documents. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any Person acting on its behalf in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, (a) Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for 50% of the amount of (i) any and all Transfer Taxes (excluding, for the avoidance of doubt, Transfer Taxes arising from the Pre-Closing Restructuring Transactions), (ii) the filing and other similar fees payable in connection with any filings or submissions in connection with the Regulatory Approvals and (iii) the “tail” policy contemplated by Section 6.10(b) and (b) Seller shall be solely responsible for any and all fees, costs, expenses and Transfer Taxes incurred by the Company, any of its Subsidiaries, Seller or Buyer in connection with the Pre-Closing Restructuring Transactions.

12.2 Neutral Construction. This Agreement was negotiated at arms-length and the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by the parties, and the provisions hereof shall not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

12.3 Assignment; No Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller, the Company or Buyer by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, however, that (i) Buyer may assign its rights, in whole or in part, to any Affiliate of Buyer with the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned, it being understood that any delay or imposition to obtaining any Regulatory Approval or the consummation of the transactions contemplated hereby, any new or additional filings with or approval of Governmental Authorities or any additional Tax liabilities to Seller or any of its Affiliates each shall be a reasonable basis for Seller to withhold consent to any such assignment), in which case Buyer shall reimburse Seller for any fees, costs or expenses incurred by Seller or any of its Affiliates in connection with such assignment, and (ii) Buyer may without such consent and upon written notice to Seller assign its rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any agent or collateral trustee for any such lender. Notwithstanding the foregoing, no assignment of any rights or obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. Any purported assignment or delegation in violation of this Section 12.3 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of any party’s permitted successors and assigns.

(b) Except for (i) the D&O Indemnified Parties, which are hereby made third party beneficiaries of Section 6.10, (ii) the Buyer Indemnified Parties and the Seller Indemnified Parties, which are hereby made third party beneficiaries of Article 11, and (iii) the Non-Party Affiliates, which are hereby made third party beneficiaries of Section 12.11, nothing in this Agreement, expressed or implied, is intended or shall be construed to give any rights to any Person other than the parties and their successors and permitted assigns.

12.4 Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed e-mail transmission (other than by means of an automated reply) or confirmed delivery by a nationally recognized courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

Prior to the
Closing, if to the Company:	Sprint Communications LLC
c/o T-Mobile USA, Inc. 12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
E-mail: Mark.Nelson@T-Mobile.com

with copies (which shall
not constitute notice) to:	Sprint Communications LLC
c/o T-Mobile USA, Inc. 12920 SE 38th Street
Bellevue, Washington 98006
Attention: Senior Vice President, Corporate Strategy & Development
E-mail: Peter.Ewens@T-Mobile.com

and

DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Nancy Victory and Joe Alexander
E-mail: nancy.victory@us.dlapiper.com and
joe.alexander@us.dlapiper.com

if to Buyer or, after the
Closing, to the Company:	Cogent Infrastructure, Inc.
c/o Cogent Communications Holdings, Inc.
2450 N Street, NW
Washington, DC 20037
Attention: John Chang
E-mail: jchang@cogentco.com

with a copy (which shall
not constitute notice) to:	Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004-1304
Attention: David S. Dantzic and Marc A. Granger
E-mail: david.dantzic @lw.com and
marc.granger@lw.com

if to Seller:	Sprint LLC
c/o T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
E-mail: Mark.Nelson@T-Mobile.com

with copies (which shall
not constitute notice) to:	Sprint LLC
c/o T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Senior Vice President, Corporate Strategy & Development
E-mail: Peter.Ewens@T-Mobile.com

and

DLA Piper LLP (US)
500 8th Street, NW
Washington, DC 20004
Attention: Nancy Victory and Joe Alexander
E-mail: nancy.victory@us.dlapiper.com and joe.alexander@us.dlapiper.com

12.5 Amendments; Waivers. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof of the exercise of any other right, power or remedy.

12.6 Entire Agreement. This Agreement, together with the Ancillary Documents and the Confidentiality Agreement, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof.

12.7 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by Law; provided that any such reform or construction does not affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to any party and, if any such reform or construction does affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to any party, the parties shall negotiate in good faith a replacement provision for such invalid, illegal or unenforceable provision which shall accomplish the original intention of the parties with respect to such provision to the greatest extent practicable.

12.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the Ancillary Documents and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement and the Ancillary Documents, whether arising in Law or in equity (collectively, the “Covered Matters”), and all Claims or Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Covered Matters shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to its principles or rules of conflicts of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the Laws of another jurisdiction.

(b) All Actions arising out of or relating to this Agreement and the Ancillary Documents shall be heard and determined exclusively, first, in the Court of Chancery located in New Castle County in the State of Delaware (and any appellate court thereof located in such county) and, to the extent such court (or appellate court) lacks jurisdiction over an Action, the United States District Court located in New Castle County in the State of Delaware (and any appellate court thereof), and each party hereby irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. The consents to jurisdiction set forth in this Section 12.8 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 12.8 and shall not be deemed to confer rights on any third party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, OR THE ACTIONS OF BUYER, SELLER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

12.9 Counterparts; Delivery by Email. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party or to any such agreement or instrument, each other party shall re-execute original forms hereof and thereof and deliver them to the requesting party. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

12.10 Interpretation. Article titles and Section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. When used in this Agreement, unless the context clearly requires otherwise, (a) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (b) the term “including” shall not be limiting and shall mean “including without limitation”, (c) the word “or” shall not be exclusive, (d) word “day” shall mean calendar day unless Business Day is expressly specified, (e) any action under this Agreement that is required to be done or taken on a day that is not a Business Day, shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter, (f) all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement, (g) no information or documents will be considered to have been “made available” or “provided” to Buyer unless they have been provided to Buyer in the electronic data room established by Intralinks on behalf of Seller and the Company (the “Data Room”) at least two (2) Business Days prior to the date hereof or, if provided after such date, are set forth on Schedule 12.10 and, in each case, remain accessible to Buyer until such time as Buyer has confirmed in writing its receipt of the electronic copy of the data room pursuant to Section 6.14, which confirmation Buyer shall provide within two (2) Business Days after such receipt (except for any temporary inaccessibility to such data room as a result of circumstances not within Seller’s control). All references herein to “$” or “dollars” are to United States Dollars, unless expressly stated otherwise.

12.11 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, (a) all claims or causes of action (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise) that may be based upon, arise out of or relate to this Agreement or any Ancillary Document, or the negotiation, execution or performance of this Agreement or any Ancillary Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Ancillary Document), may be made only against (and subject to the terms and conditions hereof or thereof) the entities that are expressly identified as parties hereto (including their successors and permitted assigns) and thereto and (b) no Person who is not a named party to this Agreement or any Ancillary Document, including without limitation any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any Ancillary Document (“Non-Party Affiliates”), shall have any liability (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or any Ancillary Document or for any claim based on, in respect of, or by reason of this Agreement or any Ancillary Document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

12.12 Legal Representation. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) acknowledges that DLA Piper LLP (US) has acted as counsel for Seller and the Company in connection with this Agreement and the transactions contemplated hereby, and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for any other Person. If Seller so desires and without the need for any consent or waiver by the Company, Seller or Buyer, DLA Piper LLP (US) will be permitted to represent Seller and any of its Affiliates after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any Ancillary Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, DLA Piper LLP (US) will be permitted to represent Seller, any of its Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, its Subsidiaries or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under any Ancillary Documents. From and after the Closing, the attorney-client privilege of the Company and its Subsidiaries related to communications between the Company or its Subsidiaries, on the one hand, and Seller and any of their Affiliates, on the other hand, to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby will be deemed to be the right of Seller, and not that of Buyer, the Company or its Subsidiaries, and may be waived only by Seller. Absent the consent of Seller, neither Buyer nor, from and after the Closing, the

Company or its Subsidiaries, will have a right to access such attorney-client privileged material of the Company and its Subsidiaries related to this Agreement, the Ancillary Documents or any of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, including, following the Closing, the Company and its Subsidiaries, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Company and its Subsidiaries, may prevent the disclosure of any such attorney-client privileged material to such third party and request that Seller not permit such disclosure, and Seller shall cooperate with such request in good faith.

12.13 Enforcement of Agreement. The parties hereto agree that, in the event of any breach or threatened breach by any party hereto or any party of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Action. Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date set forth above.

SPRINT LLC

By:	/s/ Peter Osvaldik
Name: Peter Osvaldik
Title:Executive Vice President & Chief Financial Officer

SPRINT COMMUNICATIONS LLC

By:	/s/ Peter Osvaldik
Name: Peter Osvaldik
Title: President

COGENT INFRASTRUCTURE, INC.

By:	/s/ David Schaeffer
Name: David Schaeffer
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]